UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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WINGSTOP INC.

(Name of Registrant as Specified In Its Charter)

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LETTER TO OUR STOCKHOLDERS

March 22, 2018

Dear Stockholder:

We cordially invite you to attend the 2018 Annual Meeting of Stockholders of Wingstop Inc. to be held on Wednesday, May 2, 2018, at 10:00 a.m. central time at Wingstop’s conference facility located at 5501 LBJ Freeway, 4th Floor, Dallas, Texas 75240.

Enclosed are the Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business that will be acted upon at the meeting, as well as our 2017 Annual Report, which includes our audited financial statements.

For your convenience, we will take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our Annual Meeting. On or about March 22, 2018, we began mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2017 Annual Report and how to vote over the Internet or how to request and return a proxy card by mail. For information on how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials, proxy materials email, or proxy card you receive to assure that your shares will be represented and voted at the Annual Meeting even if you cannot attend. Copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and 2017 Annual Report are available at www.proxydocs.com/WING.

Your vote is important. Even if you plan to attend the meeting in person, please follow the instructions provided to you and vote your shares today. This will not prevent you from voting your shares in person if you are able to attend.

On behalf of your board of directors, thank you for your continued support of and interest in Wingstop Inc.

Sincerely,

Charles R. Morrison

Chairman and Chief Executive Officer

WINGSTOP INC.

5501 LBJ Freeway, 5th Floor,

Dallas, Texas 75240

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 2, 2018

Time:	10:00 a.m. central time

Date:	May 2, 2018

Place:	Wingstop’s conference facility 5501 LBJ Freeway, 4th Floor, Dallas, Texas 75240

Record Date:	Stockholders of record at the close of business on March 13, 2018 are entitled to notice of and to vote at the Annual Meeting or any adjournments, postponements, or recess thereof.

Purpose:	(1) Elect two Class III directors nominated by the Board of Directors for a term that expires at the 2021 Annual Meeting of stockholders;

(2) Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2018;

(3) Approve, on an advisory basis, the compensation of our named executive officers;

(4) Approve, on an advisory basis, the frequency of future advisory votes on named executive officer compensation; and

(5) Consider and act upon such other business as may properly come before the Annual Meeting or any adjournments, postponements, or recess thereof.

Stockholders Register:	A list of the stockholders entitled to vote at the annual meeting may be examined during regular business hours at our executive offices, 5501 LBJ Freeway, 5th Floor, Dallas, Texas 75240, during the ten-day period preceding the meeting.

Voting:	Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. Please sign, date, and return the proxy card in the enclosed business reply envelope, or vote by telephone or electronically through the Internet to ensure your representation at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON MAY 2, 2018

This notice and the accompanying Proxy Statement, proxy card and 2017 Annual Report are available at

www.proxydocs.com/WING.

By order of the Board of Directors,

Darryl R. Marsch

Senior Vice President, General Counsel & Secretary

March 22, 2018

PROXY STATEMENT SUMMARY
WINGSTOP INC. 5501 LBJ Freeway, 5th Floor, Dallas, Texas 75240

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Unless the context indicates otherwise, references to “Wingstop,” “we,” “our,” “us,” or the “Company” are to Wingstop Inc. and its consolidated subsidiaries. References to the “Board” or the “Board of Directors” are to the Board of Directors of Wingstop Inc.

Annual Meeting Information

Time and Date:	May 2, 2018 at 10:00 a.m. central time

Location:	Wingstop’s conference facility located at 5501 LBJ Freeway, 4th Floor, Dallas, Texas 75240

Record Date:	March 13, 2018

Proxy Materials Distribution Date:	On or around March 22, 2018

Items of Business and Voting Recommendations

Agenda Items	Board’s Voting Recommendation	Page Reference (for more detail)
1. Election of two Class III directors (the “Director Election Proposal”)*	FOR the election of each director nominee	8
2. Ratification of the appointment of Ernst & Young LLP (the “Auditor Ratification Proposal”)	FOR	27
3. Approval, on an advisory basis, of named executive officer compensation (the “Say-on-Pay Proposal”)	FOR	30
4. Approval, on an advisory basis, of the frequency of future advisory votes on named executive officer compensation (the “Say-on-Frequency Proposal”)	1 YEAR	31
*	Pursuant to our Corporate Governance Guidelines, each of the director nominees has tendered an irrevocable resignation that becomes effective if such nominee fails to receive more “FOR” votes than “WITHHELD” votes in an uncontested election of directors at an annual meeting and the Board accepts such resignation. For additional information concerning this policy, see “Proposal 1 — Election of Directors — Vote Required; Director Resignation Policy for Failure to Receive Majority Vote in Election” beginning on page 8.

WINGSTOP INC. 2018 PROXY STATEMENT | 1

PROXY STATEMENT SUMMARY

HIGHLIGHTS FOR THE FISCAL YEAR 2017 COMPARED TO THE FISCAL YEAR 2016 (on a 52-Week Basis)

Highlights of Wingstop’s performance during fiscal 2017 include, among other things:

• we successfully launched a national advertising campaign and began testing delivery in three (3) diverse markets; and	• we implemented a regular quarterly dividend program to return capital to the Company’s stockholders.

Fiscal year 2016 contained an extra week in the fourth quarter, which resulted in incremental revenues of $1.6 million and incremental net income of $0.2 million. Unless otherwise noted, all amounts presented for the prior year period are on a 53-week basis.

Recent Corporate Governance Highlights

Recent highlights of enhancements to Wingstop’s corporate governance practices include, among other things:

•	pursuant to prior engagement with an institutional investor, we implemented a policy under our Corporate Governance Guidelines requiring director nominees to tender an irrevocable resignation that becomes effective if such nominee fails to receive more “FOR” votes than “WITHHELD” votes in an uncontested election of directors at an annual meeting and the Board accepts such resignation;

•	as a result of our substantial succession planning efforts, the Board transitioned out Board members affiliated with Wingstop’s former controlling parent company, and the Board is now comprised entirely of independent directors, with the exception of Charles R. Morrison, who serves as President, Chief Executive Officer, and Chairman;

•	we established the position of Lead Independent Director to ensure independent leadership of the Board, as well as to act as a liaison between the non-management directors and our Chief Executive Officer, which position is held by Lynn Crump-Caine; and

•	we transitioned out another long-tenured Board member who provided stewardship prior to and during the time of the Company’s initial public offering.

2 | WINGSTOP INC. 2018 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Recent Compensation Highlights

Highlights of Wingstop’s executive compensation practices during fiscal 2017 include, among other things:

•	we paid bonuses to our named executive officers and certain other employees at 100% of the target cash incentive amount as a result of exceptional performance during fiscal 2017;

•	we began issuing performance-based and service-based restricted stock units to our named executive officers instead of stock options, which we believe provide enhanced motivational attributes designed to drive performance;

•	we enhanced our Stock Ownership and Equity Retention Guidelines, further aligning the interests of the Board and management with those of our stockholders;
•	we implemented “double trigger” change-in-control provisions in our equity incentive plan;

•	we amended our equity incentive plan to cap non-employee director equity awards at $400,000 per fiscal year; and

•	we retained Frederic W. Cook & Co., Inc. (“FW Cook”) as our Compensation Committee’s independent compensation consultant to advise on determining a peer group and establishing compensation best practices.

WINGSTOP INC. 2018 PROXY STATEMENT | 3

PROXY STATEMENT SUMMARY

Compensation Best Practices

The table below summarizes the Company’s key executive compensation practices, including practices the Company has implemented that the Compensation Committee believes will help to drive corporate performance, as well as those practices that the Company has chosen not to implement because the Company believes they do not serve its stockholders’ interests.

What We Do		What We DON’T Do
✓	Pay for performance. Tie pay to performance by ensuring that a significant portion of executive compensation is performance-based and at-risk.	×	Repricing. Stock option exercise prices are set equal to the grant date market price and may not be repriced, except for certain adjustments that may be made in connection with extraordinary transactions, such as dividend equivalency adjustments.
✓	Performance metrics tied to Company performance. The performance metrics for our performance-based cash bonus plan and performance-based equity awards are tied to the Company’s performance, aligning executive and stockholder interests. We believe that cash-based performance compensation emphasizes pay-for-performance and rewards our executives for achieving performance goals, while equity-based performance compensation emphasizes long-term corporate performance and further aligns the interests of our executives with those of our stockholders.	×	Excess golden parachute agreements. Our executive employment agreements do not provide termination payments exceeding three times base salary and target bonus.
✓	Robust stock ownership and retention guidelines. Our stock ownership and retention policy has guidelines requiring our Chief Executive Officer to own five (5) times his annual base salary in common stock or common stock derivatives and our other named executive officers to own two (2) times their annual base salary in common stock or common stock derivatives. Each of our named executive officers is required to retain at least 50% of the net shares earned from the vesting of equity awards or exercise of stock options, net of any shares sold, delivered, or withheld for the payment of withholding taxes.	×	Tax gross-ups. None of our executive employment agreements or equity award agreements provide for excise tax gross-ups.
✓

Clawback policy. Our incentive-based compensation recoupment policy provides that, if we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the federal securities laws, we may seek to recover any payment received by any current or former executive officer made in settlement of an equity or incentive award during the three-year period preceding the accounting restatement. The amount to be recovered will be based on the excess of the amount paid under the award over the amount that would have been paid under the award if the financial statements had been correct.

		×	Share Recycling. We do not recycle shares withheld for taxes, shares settled in cash, or other liberal share-counting features.
✓	Independent compensation consultant. The Compensation Committee uses FW Cook, an independent compensation consultant, to assist in designing its compensation policies.	×	Hedging or pledging shares. Our insider trading compliance policy prohibits our directors and named executive officers from any hedging or pledging of Company securities.
✓	Double trigger termination rights. Our employment agreements and equity plan require both a change-in-control and a termination of employment for severance rights to be triggered.	×	Perquisites. We do not provide our executives with perquisites that differ materially from those available to employees generally.

4 | WINGSTOP INC. 2018 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Proposal 1—Director Election Proposal

Director Nominees

The Board of Directors is asking you to elect the two nominees named below as Class III directors for terms that expire at the 2021 annual meeting of stockholders. The following table provides summary information about the two director nominees. The directors will be elected by a plurality vote. For more information about the director nominees, see page 9.

Name	Occupation	Experience/Qualifications	Independence Status	Board Committees	End of Term
Kilandigalu (Kay) M. Madati	Head of Content Partnerships, Twitter Inc.	Corporate Governance, Diversity, Executive Management, Marketing, Operations, Retail Industry, Risk Management, Strategy, Technology	Independent	Nominating and Corporate Governance	FY 2021
Charles R. Morrison	Chairman of the Board, Chief Executive Officer, and President, Wingstop Inc.	Corporate Governance, Executive Management, Financial & Accounting, International, Marketing, Operations, Restaurant Industry, Risk Management, Strategy, Technology	Not Independent	—	FY 2021

Vote Required

The election of the director nominees will be determined by a plurality of the votes cast at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”). However, pursuant to our Corporate Governance Guidelines, each of the director nominees has tendered an irrevocable resignation that becomes effective if such nominee fails to receive more “FOR” votes than “WITHHELD” votes in an uncontested election of directors at an annual meeting and the Board accepts such resignation. For additional information concerning this policy, see “Proposal 1—Election of Directors—Vote Required; Director Resignation Policy for Failure to Receive Majority Vote in Election” beginning on page 8.

Proposal 2—Auditor Ratification Proposal

Auditor Ratification

The Board is asking you to ratify the selection of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 29, 2018. Set forth on page 29 is summary information with respect to the fees for services provided to us during the fiscal years ended December 30, 2017 and December 31, 2016.

Vote Required

The approval of the Auditor Ratification Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

Proposal 3—Say-on-Pay Proposal

Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. For a detailed description of our executive compensation program, see “Compensation Discussion and Analysis” beginning on page 34.

Vote Required

The approval of the Say-on-Pay Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

WINGSTOP INC. 2018 PROXY STATEMENT | 5

PROXY STATEMENT SUMMARY

Proposal 4—Say-on-Frequency Proposal

Pursuant to Section 14A(a)(1) of the Exchange Act, we are asking our stockholders to recommend, on an advisory basis or non-binding basis, whether the advisory stockholder vote on the compensation of our named executive officers should occur every one, two, or three years.

Vote Required

The approval of the Say-on-Frequency Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

Voting Procedures

Voting Rights of the Stockholders

Each share of our common stock is entitled to one vote per share on each matter to be acted upon at the Annual Meeting. Our stockholders are not entitled to cumulative voting rights, and dissenters’ rights are not applicable to the matters being voted upon.

Only owners of record of shares of common stock at the close of business on March 13, 2018, the record date, are entitled to vote at the Annual Meeting, or at any adjournments, postponements, or recess thereof. There were 29,156,292 shares of common stock issued and outstanding on the record date.

With respect to each of the proposals to be acted upon at the Annual Meeting, you may vote as follows:

•	Director Election Proposal: “FOR” each of the nominees, “WITHHOLD” from each of the nominees, or “WITHHOLD” from individual nominees;

•	Auditor Ratification Proposal: “FOR,” “AGAINST,” or “ABSTAIN”;

•	Say-on-Pay Proposal: “FOR,” “AGAINST,” or “ABSTAIN”; and

•	Say-on-Frequency Proposal: “1 YEAR,” “2 YEARS,” “3 YEARS,” or “ABSTAIN.”

All properly executed written proxies, and all properly completed proxies submitted by the Internet or telephone, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Quorum

The presence, in person, by a duly authorized representative in the case of a corporation or other legal entity, or through representation by proxy, of the holders of a majority of the combined voting power of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting (including abstentions and broker non-votes) is necessary to constitute a quorum to transact business at the Annual Meeting.

Effect of Votes Withheld, Abstentions and Broker Non-Votes

Abstentions and broker non-votes withheld are included in the number of shares of common stock present for determining a quorum for all proposals.

The election of directors will be determined by a plurality of votes cast. As a result, votes withheld will have no impact with respect to the election of directors, except that pursuant to our Corporate Governance Guidelines, each of the director nominees has tendered an irrevocable resignation that becomes effective if such nominee fails to receive more “FOR” votes than “WITHHELD” votes in an uncontested election of directors at an annual meeting and the Board accepts such resignation. For additional information concerning this policy, see “Proposal 1—Election of Directors—Vote Required; Director Resignation Policy for Failure to Receive Majority Vote in Election” beginning on page 8.

6 | WINGSTOP INC. 2018 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Pursuant to our Bylaws, all matters other than the election of directors are determined by the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting. An abstention is not an “affirmative vote,” but an abstaining stockholder is considered “entitled to vote” at the Annual Meeting. Accordingly, an abstention will have the effect of a vote against the Auditor Ratification Proposal, the Say-on-Pay Proposal, and the Say-on-Frequency Proposal, as applicable.

Under applicable stock exchange rules, brokers who hold shares on behalf of beneficial owners have the authority to vote on certain proposals when they have not received instructions from the beneficial owners. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item under applicable stock exchange rules and has not received voting instructions from the beneficial owner.

Your broker does not have discretionary authority to vote your common stock with respect to the Director Election Proposal, the Say-on-Pay Proposal, or the Say-on-Frequency Proposal in the absence of specific instructions from you. Where a broker does not have discretionary authority to vote your common stock, such broker is not considered “entitled to vote” at the Annual Meeting. Accordingly, a broker non-vote will have no effect on the Director Election Proposal, the Say-on-Pay Proposal, or the Say-on-Frequency Proposal. Broker non-votes are not applicable to the Auditor Ratification Proposal because your broker has discretionary authority to vote your common stock with respect to such proposal.

Revocability of Proxy

Your proxy is revocable at any time before the polls close at the Annual Meeting. If you wish to revoke your proxy and change your vote, you may:

•	vote again by the Internet or by telephone, if available, prior to 11:59 p.m. eastern time, on May 1, 2018;

•	give written notice to our Corporate Secretary that you wish to revoke your proxy and change your vote, which such notice must be received by May 1, 2018 at 5:00 p.m. central time; or

•	vote in person at the Annual Meeting.

2019 Annual Meeting of Stockholders

Stockholder proposals submitted for inclusion in the proxy statement for our annual meeting of stockholders expected to be held in May or June 2019 pursuant to SEC Rule 14a-8 must be received by us by November 22, 2018. Director nominations or other business to be brought before the 2019 Annual Meeting by a stockholder, other than Rule 14a-8 proposals described above, must be received by us between January 2, 2019 and February 1, 2019. For more information, see “Next Annual Meeting—Stockholder Proposals” on page 59.

Solicitation Matters

Proxies are being solicited by the Board of Directors on behalf of the Company. We have hired Innisfree M&A Inc. (“Innisfree”) to help us send out the proxy materials and to solicit proxies. Innisfree has agreed to provide us with consulting and analytic services and solicitation services for banks, brokers, institutional investors, and individual shareholders. Innisfree’s fee for these services is $17,500, plus reimbursement of reasonable out-of-pocket expenses. We have agreed to indemnify Innisfree against certain liabilities and expenses, including liabilities under the federal securities laws.

Our officers, directors, and employees may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. These officers and employees will not receive additional compensation but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries, in connection with shares of the common stock registered in their names, will be asked to forward solicitation material to the beneficial owners of shares of common stock. We will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials and collecting voting instructions.

WINGSTOP INC. 2018 PROXY STATEMENT | 7

PROPOSAL 1— ELECTION OF DIRECTORS

Our business and affairs are managed under the direction of our Board. Pursuant to our Certificate of Incorporation and our Bylaws, our Board is required to consist of between three (3) and fifteen (15) directors divided into three classes, with the number of directors serving in each class to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board. The directors within each class serve on the Board for staggered three-year terms.

Currently, our Board consists of six directors, with two directors in each class. The three director classes are as follows:

•	Class III, consisting of Kilandigalu (Kay) M. Madati and Charles R. Morrison, whose terms will expire at the Annual Meeting, and therefore, are standing for election to the Board;

•	Class I, consisting of David L. Goebel and Michael J. Hislop, whose terms will expire at the annual meeting of stockholders to be held in 2019; and

•	Class II, consisting of Lynn Crump-Caine and Wesley S. McDonald, whose terms will expire at the annual meeting of stockholders to be held in 2020.

Directors hold office until their successor is duly elected and qualified or until their earlier death, resignation, or removal. Our directors may only be removed for cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of our voting stock at a meeting of the stockholders called for that purpose.

Board Nominees for Election at the Annual Meeting

The terms of Messrs. Madati and Morrison, each a Class III director, expire at the Annual Meeting. Upon the recommendation of our Nominating and Corporate Governance Committee, Messrs. Madati and Morrison have been nominated for re-election at the Annual Meeting. If elected, Messrs. Madati and Morrison will hold office for a three-year term until the annual meeting of stockholders to be held in 2021. Each director nominee has consented to being named in this Proxy Statement and to serve as a director if elected.

The persons named in the accompanying proxy, or their substitutes, will vote for the election of the two nominees listed hereafter, except to the extent authority to vote for one or both of the nominees is withheld. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. If either of the nominees becomes unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment. We do not know of any nominee of the Board who would be unable to serve as a director if elected.

Vote Required; Director Resignation Policy for Failure to Receive Majority Vote in Election

To be elected as a director, each director nominee must receive a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Nonetheless, pursuant to our Corporate Governance Guidelines, each of the director nominees has tendered an irrevocable resignation that becomes effective if such nominee fails to receive more “FOR” votes than “WITHHELD” votes in an uncontested election of directors at an annual meeting and the Board accepts such resignation.

The Nominating and Corporate Governance Committee must consider the resignation and recommend to the Board the action to be taken with respect to the resignation. The director whose resignation is under consideration shall not participate in the Nominating and Corporate Governance Committee’s recommendation with respect to the resignation. The Board is required to consider and act on the recommendation within ninety (90) days following certification of the stockholder vote and will publicly disclose its decision whether to accept the resignation offer.

A copy of our Corporate Governance Guidelines is available on the investor relations section of our website at http://ir.wingstop.com.

8 | WINGSTOP INC. 2018 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

Director Nominees for Terms Expiring at the 2021 Annual Meeting

KILANDIGALU (KAY) M. MADATI
Director Since 2017 Age: 45 Independent Nominating and Corporate Governance Committee

Favorite Wingstop Flavor:

Kay Madati has been a member of our Board since March 2017. Kay currently serves as Head of Content Partnerships of Twitter, Inc. Kay previously served as Executive Vice President and Chief Digital Officer of BET Networks, a subsidiary of Viacom, Inc., that operates the leading cable channel targeting young African-American audiences from 2014 to late 2017. Prior to that, Kay was Head, Entertainment & Media, Global Marketing Solutions for Facebook, an online social media and social networking service, since 2011. Prior to that, Kay was Vice President, Audience Experience & Engagement, at CNN Worldwide, a television news channel, since 2008, where he helped build the network’s digital presence and served as a change agent for how the organization functioned and interacted with its audience. Prior to that, Kay served in various leadership roles with Community Connect, a social-networking company, Octagon Worldwide, a leader in sports entertainment marketing, and BMW of North America, a worldwide automaker.

Director Qualifications

Kay’s experience as a head of content partnerships, chief digital officer, and other senior executive leadership roles working with media companies across a broad spectrum of industries, and knowledge of complex marketing and audience engagement matters provide him with valuable and relevant experience in digital media, strategic planning, marketing, and leadership of complex organizations, and provide him with the qualifications and skills to serve as a director.

CHARLES R. MORRISON
Director Since 2012 Age: 49 Not Independent

Favorite Wingstop Flavor:

Charlie Morrison has served as our President and Chief Executive Officer since June 2012, as our Chairman since March 2017, and a member of our Board since September 2012. Prior to joining Wingstop, Charlie was Chief Executive Officer of Rave Restaurant Group, a publicly traded international pizza chain, from January 2007 to June 2012. Charlie has also held multiple senior leadership positions during his more than 20 years of restaurant experience, including serving as President of Steak & Ale and The Tavern Restaurants for Metromedia Restaurant Group, as well as various management positions at Kinko’s, Boston Market, and Pizza Hut.

Director Qualifications

Charlie’s extensive experience in the restaurant industry, including as a chief executive officer of a publicly traded restaurant company, and his service as our Chief Executive Officer, provide him with significant knowledge and understanding of the industry and our business.

The Board of Directors recommends that you vote FOR each director nominee.

WINGSTOP INC. 2018 PROXY STATEMENT | 9

PROPOSAL 1 ELECTION OF DIRECTORS

Continuing Directors with Terms Expiring at the 2019 or 2020 Annual Meetings

The directors listed below will continue in office for the remainder of their terms and until their successor is duly elected and qualified or until their earlier death, resignation, or removal.

LYNN CRUMP-CAINE
Director Since 2017 Age: 61 Lead Independent Director Compensation Committee (Chair)

Favorite Wingstop Flavor:

Lynn Crump-Caine, is our Lead Independent Director and has been a member of our Board since January 2017. Lynn is the founder and Chief Executive Officer of OutsideIn Consulting, an organizational performance and strategy development consulting firm. Lynn previously served as Executive Vice President of the Worldwide Operations for McDonald’s until 2004, where her responsibility also included global supply chain, real estate development, and innovation worldwide. She previously held numerous executive level positions including Executive Vice President U.S., Restaurant Systems and Operations. Ms. Crump-Caine brings substantial public-company governance experience with her current directorships at Thrivent Financial and Advocate Health Care and her former directorships at G&K Services and Krispy Kreme Doughnuts, Inc., where she chaired the Compensation Committee.

Director Qualifications

Lynn’s far-reaching operational experience, including in various senior positions with McDonald’s Corporation, provides her with valuable and relevant experience in understanding complex operating systems, training, and brand development, as well as extensive industry knowledge. In addition, public company board service provides her with the experience, qualifications, and skills to serve as a director.

Lynn’s term will expire at the annual meeting of stockholders to be held in 2020.

DAVID L. GOEBEL
Director Since 2017 Age: 67 Independent Audit and Nominating and Corporate Governance Committees

Favorite Wingstop Flavor:

Dave Goebel has been a member of our Board since November 2017. Dave currently serves as Lead Director of Jack In the Box Inc., and as a board member of QuickChek, a privately held gas/convenience food company. He has been a partner and faculty member for Merryck & Co. Ltd., a worldwide firm that provides peer-to-peer mentoring services for senior business executives, since May 2008. In 2008, Dave became the founding principal and President of Santoku, Inc., a private company that operates sandwich shops under the name Goodcents Deli Fresh Subs, catering and cafeteria operations under the name Y-Leave Cafe, and a fast-casual pizza concept under the name Pie Five Pizza Company. Dave also served as acting President and Chief Executive Officer of Mr. Goodcents Franchise Systems, Inc., the franchisor of Goodcents Deli Fresh Subs, from 2010 until December 2014. From 2001- 2007, he served in various executive positions at Applebee’s International, Inc., including as President and Chief Executive Officer in 2006-2007, during which time it operated nearly 2,000 restaurants in the United States and abroad. Prior to that, Dave was President of Summit Management, Inc., a consulting group specializing in executive development and strategic planning. Prior to that, Dave was the Chief Operating Officer of Finest Foodservice, LLC, a Boston Chicken/Boston Market franchise that he founded and co-owned, which was responsible for developing 80 restaurants within a seven state area from 1994-1998.

Director Qualifications

Dave’s more than 40 years of experience in the retail, food service, and hospitality industries provides him with extensive business, operational, management, and leadership development experience, as well as unique insights into restaurant operations, restaurant and concept development, supply chain management, franchising, executive development, risk assessment, risk management, succession planning, executive compensation, and strategic planning that qualify him to serve as a director.

Dave’s term will expire at the annual meeting of stockholders to be held in 2019.

10 | WINGSTOP INC. 2018 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

MICHAEL J. HISLOP
Director Since 2011 Age: 63 Independent Audit, Compensation and Nominating and Corporate Governance (Chair) Committees

Favorite Wingstop Flavor:

Mike Hislop has been a member of our Board since October 2011. Mike has served as Chief Executive Officer of Corner Bakery, a national bakery-cafe chain, since February 2006. In addition, Mike has been the Chairman and Chief Executive Officer of Il Fornaio since 2001 and, prior to that, served as President and Chief Operating Officer of Il Fornaio since 1995. Prior to Il Fornaio, Mike was Chairman and Chief Executive Officer for Chevys Mexican Restaurants, where he built the company’s infrastructure in preparation for taking it public. He has also served in a number of operating positions at El Torito Mexican Restaurants and T.G.I. Friday’s. In 2010, Mike was recognized by the International Foodservice Manufacturers Association with the Silver Plate award, which pays tribute to the most outstanding and innovative talents in foodservice operations, and in 2013, he received Nation’s Restaurant News’ Golden Chain Award, an honor bestowed on those representing the very best that the restaurant industry has to offer.

Director Qualifications

Mike’s experience as a chief executive officer and chief operating officer in the restaurant industry and vast knowledge of franchise operations provide him with valuable and relevant experience in operations, brand management, consumer strategy, and leadership of complex organizations, as well as extensive industry knowledge, and provide him with the qualifications and skills to serve as a director.

Mike’s term will expire at the annual meeting of stockholders to be held in 2019.

WESLEY S. MCDONALD
Director Since 2016 Age: 55 Independent Audit (Chair) and Nominating and Corporate Governance Committees

Favorite Wingstop Flavor:

Wes McDonald has been a member of our Board since May 2016. From 2003 to 2017, Wes served as an officer of Kohl’s Corporation, where he oversaw financial planning and analysis, investor relations, financial reporting, accounting operations, tax, treasury, non-merchandise purchasing, credit, and capital investment. He was promoted to Senior Executive Vice President, Chief Financial Officer in 2010 and to the principal officer position of Chief Financial Officer in 2015. Prior to joining Kohl’s, Mr. McDonald served as Chief Financial Officer and Vice President of Abercrombie & Fitch Co. Earlier in his career, he held several positions of increasing responsibility at Target Corporation.

Director Qualifications

Wes’s experience as a chief financial officer and in other senior executive leadership roles working with publicly traded consumer products companies, and knowledge of complex financial matters provide him with valuable and relevant experience in corporate administration, strategic planning, corporate finance, financial reporting, mergers and acquisitions, and leadership of complex organizations, and provide him with the qualifications and skills to serve as a director.

Wes’s term will expire at the annual meeting of stockholders to be held in 2020.

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CORPORATE GOVERNANCE

Board Composition and Director Independence

The following table provides information about each director currently serving on our Board of Directors, including the director nominees.

				Committee Memberships
Name	Director Since	Director Class (Expiration of Current Term)	Independent	Audit	Compensation	Nominating and Corporate Governance

Lynn Crump-Caine	2017	Class II (2020)	✓

David L. Goebel	2017	Class I (2019)	✓	✓		✓

Michael J. Hislop	2011	Class I (2019)	✓	✓	✓

Kilandigalu (Kay) M. Madati	2017	Class III (2018)	✓			✓

Wesley S. McDonald	2016	Class II (2020)	✓			✓

Charles R. Morrison	2012	Class III (2018)

Audit Committee Financial Expert	Chair	✓ Member

There were a number of changes in the composition of our Board during 2017. In January 2017, our Board appointed Lynn Crump-Caine as a Class II director. In March 2017, prior to our 2017 annual meeting of stockholders, Neal K. Aronson, our former Chairman of the Board, as well as Erik O. Morris and Steven M. Romaniello, resigned from our Board following Roark Capital Group’s sale of all of its holdings of Wingstop’s common stock. The Board elected Charlie Morrison, our Chief Executive Officer and President, to the position of Chairman of the Board, and appointed Lynn Crump-Caine as our Lead Independent Director. In addition, the Board appointed Kay Madati as a Class III director at that time. At the beginning of November 2017, the Board appointed Dave Goebel to serve as a Class I director, and subsequently, in late November 2017, Sidney J. Feltenstein, who began his Wingstop Board service in 2010, prior to our initial public offering, resigned from our Board. Each of the members of our Board that were appointed in 2017 were recommended by the Nominating and Corporate Governance Committee based on an extensive search for qualified independent director candidates.

We follow the director independence standards set forth in The Nasdaq Stock Market (“Nasdaq”) corporate governance standards and the federal securities laws. The Board has reviewed and analyzed the independence of each director based on this criteria and affirmatively determined that each of Lynn Crump-Caine, Dave Goebel,

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Mike Hislop, Kay Madati, and Wes McDonald qualify as “independent.” In making this determination, the Board considered:

•	relationships and transactions involving directors or their affiliates or immediate family members that would be required to be disclosed as related party transactions and described under “Beneficial Ownership of the Company’s Securities—Certain Relationships and Related Party Transactions” beginning on page 26; and
•	other relationships and transactions involving directors or their affiliates or immediate family members that did not rise to the level of requiring such disclosure, of which there were none.

There are no family relationships between any of our directors or executive officers.

Director Skills and Experience

Our Nominating and Corporate Governance Committee regularly evaluates the skills, qualifications, and competencies identified as important for directors to provide effective oversight to our Company. The matrix bellow shows the areas of experience and expertise that our Nominating and Corporate Governance Committee have identified that our directors bring the Board.

	Lynn Crump-Caine	Dave Goebel	Mike Hislop	Wes McDonald	Kay Madati	Charlie Morrison

Corporate Governance experience supports our goals of strong accountability, transparency, and shareholder-value protection	✓	✓	✓	✓	✓	✓
Diversity is an important value that enhances the Board’s decision making	✓				✓
Executive Management experience is important for leadership ability and talent development	✓	✓ (CEO)	✓ (CEO)	✓	✓	✓ (CEO)
Financial & Accounting experience is important for overseeing our financial reporting and internal controls and for evaluating our capital structure		✓	✓	✓ (CFO)		✓ (CFO)
International experience is valuable as the Company continues to extend its presence outside the U.S.	✓	✓				✓
Marketing experience is important in maintaining brand relevance and consumer engagement	✓		✓		✓	✓
Operations experience is important for ensuring best practices and executing initiatives	✓	✓	✓	✓	✓	✓
Restaurant Industry experience is important because it is the Company’s core business	✓	✓	✓			✓
Retail Industry experience is relevant for understanding consumer behavior		✓		✓	✓	✓
Risk Management experience is important for overseeing risks facing the Company	✓	✓		✓	✓	✓
Strategy is especially important for competing in a dynamic market	✓	✓	✓	✓	✓	✓
Technology experience is important for enhancing consumer experience and internal operations					✓	✓

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Board Leadership Structure

Our Board is led by the Chairman of the Board, and the Board also has a Lead Independent Director. Our Bylaws provide that the Board appoints the Chairman of the Board to preside at all meetings of the Board and stockholders and perform such other duties and exercise such powers as our Bylaws or the Board may prescribe. Our Bylaws and Corporate Governance Guidelines each provide that the Chairman may also hold the position of Chief Executive Officer. The Board selects its Chairman and our Chief Executive Officer in the manner it considers to be in the best interests of the Company. In accordance with our Corporate Governance Guidelines, the Board considers from time to time whether it is in the best interests of the Company to have the same person occupy the offices of Chairman of the Board and Chief Executive Officer, using its business judgment after considering all relevant circumstances.

Charlie Morrison has served as our President and Chief Executive Officer since June 2012 and as Chairman of the Board since March 2017. The Board currently has combined the positions of Chairman and Chief Executive Officer. The Board believes, at this time, that this structure is appropriate and in the best interests of the Company and its stockholders. Specifically, the Board acknowledges that Mr. Morrison has significant experience managing the Company’s business operations and the Board wants to preserve this continuity. Although the Board believes that this current leadership structure is appropriate at this time, the Board believes that there is no specific leadership structure that applies to all companies, nor is there one specific leadership structure that would permanently suit our Company. As a result, the decision as to whether to combine or separate the positions of Chairman and Chief Executive Officer may vary from time to time, as conditions and circumstances warrant.

The Company’s Corporate Governance Guidelines provide that, in the event the Chief Executive Officer of the Company also serves as Chairman of the Board, the Company will appoint a Lead Independent Director, who will preside over each executive session of the non-management directors. The primary role of the Lead Independent Director is to ensure independent leadership of the Board, as well as to act as a liaison between the non-management directors and our Chief Executive Officer. The Lead Independent Director also assists the Chairman of the Board and the remainder of the Board in assuring effective governance in overseeing the direction and management of the Company. The Board believes that the Lead Independent Director serves an important corporate governance function by providing separate leadership for the non-management directors.

Lynn Crump-Caine has served as Lead Independent Director since March 2017. Pursuant to the Company’s Corporate Governance Guidelines, the non-management directors meet in executive session at least twice each year without any non-independent directors or members of management being present. Ms. Crump-Caine presides at these meetings of our non-management directors and provides significant outside perspective and leadership. In 2017, the non-management directors met in executive sessions at each regularly scheduled meeting of the Board without any members of management being present.

A copy of our Corporate Governance Guidelines is available on the investor relations section of our website at http://ir.wingstop.com.

Succession Planning

Our Board leadership structure was the result of substantial succession planning efforts. Our Board has worked to recruit highly qualified directors and establish a board structure that meets the needs of the Company and its stockholders. As described above, each of Lynn Crump-Caine, Dave Goebel, and Kay Madati joined the Board in 2017. As a result of the Board’s succession planning efforts, our Board is now comprised entirely of independent members, with the exception of Mr. Morrison who serves as President, Chief Executive Officer, and Chairman. The restructuring of the Board included resignations from Neal Aronson, Steve Romaniello, and Erik Morris, each affiliated, directly or indirectly, with Roark Capital Group, as well as Sidney Feltenstein. The Board wishes to thank each of its former directors for their leadership, dedication, and service to the Company.

The Board has overall responsibility for executive officer succession planning, and discusses and reviews succession planning on a regular basis.

Meetings of the Board of Directors

During the fiscal year ended December 30, 2017, our Board met six (6) times. All of our directors attended 100% of the total meetings held by the Board and any committee on which the director served during the period of the fiscal year that the director was a member of the Board. Each member of the Board attended the annual meeting of stockholders in 2017, and we expect that each director will attend the Annual Meeting, absent a valid reason, despite no formal policy requiring attendance at annual meetings.

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Board Committees and Membership

Our Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee reports to the Board as it deems appropriate and as the Board may request. The composition, duties, and responsibilities of these committees are described below.

Audit Committee

The Audit Committee is responsible for, among other matters: (i) the integrity of our annual and interim financial statements; (ii) our internal financial reporting and compliance with our financial, accounting, and disclosure controls and procedures; (iii) the qualifications, engagement, compensation, independence, and performance of our independent registered public accounting firm; (iv) our independent registered public accounting firm’s annual audit of our financial statements and approving all audit and permissible non-audit services; (v) the performance of our internal audit function; (vi) our legal and regulatory compliance; (vii) reviewing press releases, financial information, and earnings guidance provided to analysts and rating agencies; (viii) the approval of related party transactions and (ix) annually reviewing the charter of the Audit Committee and the performance of the Audit Committee.

Our Board has affirmatively determined that Messrs. McDonald, Goebel, and Hislop meet the definition of “independent director” for purposes of serving on an Audit Committee under applicable SEC and Nasdaq rules. In addition, Mr. McDonald qualifies and has been designated as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our Board has adopted a written charter for the Audit Committee, a copy of which is available on the investor relations section of our website at http://ir.wingstop.com. The Audit Committee held four (4) meetings during the 2017 fiscal year.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (i) setting the overall compensation philosophy, strategy, and policies for our executive officers and directors; (ii) reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other key employees and evaluating performance in light of those goals and objectives; (iii) reviewing and determining the compensation of our directors, Chief Executive Officer, and other executive officers; (iv) making recommendations to the board of directors with respect to our incentive and equity-based compensation plans; (v) reviewing and approving employment agreements and other similar arrangements between us and our executive officers and (vi) annually reviewing the charter of the Compensation Committee and the performance of the Compensation Committee.

Our Board has affirmatively determined that Ms. Crump-Caine and Mr. Hislop meet the definition of an “independent director” for purposes of serving on a compensation committee under applicable SEC and Nasdaq rules, as well as the definition of “non-employee director” for purposes of Rule 16b-3 promulgated under the Exchange Act and the definition of “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Our Board has adopted a written charter for the Compensation Committee, a copy of which is available on the investor relations section of our website at http://ir.wingstop.com. The Compensation Committee held five (5) meetings during the 2017 fiscal year.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other matters: (i) recommending to the Board the qualifications, qualities, skills, and expertise required for Board membership; (ii) identifying potential members of the Board consistent with the criteria approved by our Board and selecting and recommending to the Board the director nominees for election at annual meetings of stockholders or otherwise filling vacancies; (iii) evaluating and making recommendations regarding the structure, membership, and governance of the committees of the Board; (iv) developing and making recommendations to the Board with regard to our corporate governance policies and principles, including development of a set of corporate governance guidelines and principles applicable to us; (v) overseeing the annual review of the Board’s performance and (vi) annually reviewing the charter of the Nominating and Corporate Governance Committee and the performance of the Nominating and Corporate Governance Committee.

Our Board has affirmatively determined that Messrs. Goebel, Hislop, Madati, and McDonald meet the definition of an “independent director” for purposes of serving on a nominating and corporate governance committee under applicable SEC and Nasdaq rules.

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CORPORATE GOVERNANCE

Our Board has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the investor relations section of our website at http://ir.wingstop.com. The Nominating and Corporate Governance Committee held four (4) meetings during the 2017 fiscal year.

Board Oversight of Long-Term Growth Strategy

Our Board is responsible for overseeing our Company’s strategy for creating long-term growth. The Board recognizes that the restaurant industry is extremely competitive and rapidly evolving and that to generate long-term growth our strategy must allow us to quickly adapt to meet the demands of our customers. Our growth strategy, which was reviewed by our Board and was designed with significant input and oversight from our Board, consists of, among other things:

•	increasing our geographic penetration in both existing and new markets; and

•	driving long-term domestic same store sales growth by:

•	transitioning to a national advertising program to provide more reach and frequency of advertising in existing media markets and coverage for smaller and newer markets;

•	improving efficiency by making focused investments in technology, our updated online ordering system and mobile ordering application that were launched in 2014; and

•	rolling out third-party delivery options in select markets throughout 2018 and 2019.

Our management team and the Board regularly review and adjust our strategy to ensure that it is designed to accomplish long-term growth.

Risk Oversight

Our Board is responsible for overseeing our risk management, including risks related to cybersecurity. The Board focuses on our general risk management strategy and the most significant risks facing us, and ensures that appropriate risk mitigation strategies are implemented by management. Our management is responsible for day-to-day risk management, including identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance, and reporting levels. Management keeps the Board apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. In addition to the broad risk-oversight functions performed by the Board as a whole, the Board has tasked certain of its committees with the responsibility of evaluating risks associated with specific elements of the Company’s business, operations, or governance, or with evaluating management’s assessments of these risks. Each committee regularly reports to the full Board, among other things, important risk-management matters considered by that committee.

Audit Committee

Our Board has delegated to the Audit Committee primary responsibility with respect to risk assessment and risk management and the appropriate disclosure of risk factors in the Company’s public filings. Pursuant to its charter, the Audit Committee discusses with management and the Company’s independent auditor the Company’s policies with respect to risk assessment and risk management, the Company’s significant financial risk exposures and the actions management has taken to limit, monitor, or control such exposures.

Compensation Committee

The Compensation Committee is responsible for overseeing the management of risks related to the Company’s compensation policies and practices and for overseeing the evaluation of the Company’s executive management. The Compensation Committee accomplishes this duty by assessing the risks associated with each of the compensation plans used by the Company, including not only those plans applicable to executive officers, but also plans applicable to other employees. The Compensation Committee also receives advice from FW Cook, its independent compensation consultant, regarding compensation-based risk issues.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and oversees the annual self-evaluation of the Board and its committees.

Selection of Director Nominees

General Criteria and Process

It is the Nominating and Corporate Governance Committee’s responsibility to review and recommend to the Board nominees for director and to identify one or more

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candidates to fill any vacancies that may occur on the Board. As expressed in our Corporate Governance Guidelines, we do not set specific criteria for directors, but the Company seeks to align Board composition with the Company’s strategic direction so that the Board members bring skills, experience, and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve.

The Company is committed to fostering an environment of diversity and inclusion, including among its Board members. Therefore, in considering director nominees, the Nominating and Corporate Governance committee considers candidates who represent a mix of backgrounds, diversity of race, ethnicity, gender, age, skills, and professional experiences that enhance the quality of the deliberations and decisions of the Board, in the context of the perceived needs of the structure of the Board at that point in time. Two of our six board members are black, and one board member is a woman.

Directors are selected for their integrity, character, independent judgment, breadth of experience, insight, knowledge, and business acumen. As shown in the matrix under “Director Skills and Experience” above, the Nominating and Corporate Governance Committee also considers a director’s experience with corporate governance, executive management, finance and accounting matters, international operations, marketing, restaurant operations and the restaurant and retail industries, risk management, strategy, and technology. Leadership skills, franchise knowledge, familiarity with issues affecting global businesses, prior experience in the Company’s geographic markets, and expertise in capital markets, among others, may also be among the relevant selection criteria. In addition, the Company strives to maintain a Board that reflects a diversity of experience and personal backgrounds. These criteria will vary over time depending on the needs of the Board. Accordingly, the Board may adopt new criteria and amend or abandon existing criteria as and when it determines such action to be appropriate.

Under its charter, the Nominating and Corporate Governance Committee is responsible for determining criteria and qualifications for board nominees to be used in reviewing and selecting director candidates, including those described in the Corporate Governance Guidelines.

For each of the nominees to the Board, the biographies included in this Proxy Statement highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee in

concluding that the nominee should serve as a director. The Nominating and Corporate Governance Committee also believes that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time, and the Nominating and Corporate Governance Committee will evaluate a Board candidate’s other commitments as part of its selection criteria.

In developing recommendations for new director candidates, the Nominating and Corporate Governance Committee identifies potential individuals whose qualifications and skills reflect those desired by the Board, and evaluates and recommends to the Board all nominees for Board membership as specified in the committee’s charter.

Stockholder Recommendation of Director Candidates

Pursuant to our policy on stockholder nominees, stockholders wishing to recommend candidates to be nominated for election to the Company’s Board may do so by sending to the attention of the Secretary at the address provided in this Proxy Statement a statement setting forth the information required by the advance notice provision in the Company’s Bylaws. Stockholder recommendations provided to the Secretary and received in accordance with the advance notice provision in the Company’s Bylaws will be considered and evaluated by the Nominating and Corporate Governance Committee in the same manner as candidates recommended from other sources. Our Nominating and Corporate Governance Committee has not established a minimum number of shares of common stock that a stockholder must own, or a minimum length of time during which the stockholder must own its shares of common stock, in order to recommend a director candidate for consideration.

For information regarding stockholder nominations of directors and stockholder proposals, please see the “Next Annual Meeting—Stockholder Proposals” section of this Proxy Statement.

Executive Sessions of Non-Management Directors

The independent directors meet in executive session, without any non-independent directors or members of management present, at least twice each year. Because the Chairman of the Board is not an independent director, our Lead Independent Director presides at such sessions.

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CORPORATE GOVERNANCE

Board and Committee Self-Evaluation

The Board believes a rigorous self-evaluation process is important to the ongoing effectiveness of the Board. To that end, each year the Board conducts a self-evaluation of its performance. As part of this process, each director individually completes an evaluation form on specific aspects of the Board, including the Board’s composition, the culture of the Board, committee structure, the Board’s relationship with management, Board meetings, and the Board’s oversight of strategy, risk, and other aspects of the Company’s business. The collective responses are then reviewed by the chair of the Nominating and Corporate Governance Committee. As part of the evaluation, the Board assesses the progress in the areas targeted for improvement a year earlier, and develops actions to be taken to enhance the Board’s effectiveness over the next year. Additionally, each committee conducts an annual self-evaluation of its performance through a similar process. Further, individual Board members evaluate themselves and each other based on the criteria set forth in the matrix under “Director Skills and Experience” on page  13. Dave Goebel joined our Board in November 2017, and, as a result, did not participate in the 2017 self-evaluation process.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics, which is applicable to all directors and employees, including our executive and financial officers, and constitutes a “code of ethics” for purposes of Item 406(b) of Regulation S-K. The Code of Business Conduct and Ethics is available on our website at http://ir.wingstop.com and is available in print upon request from our Corporate Secretary. To the extent required by law, any amendments to, or waivers of, the Code of Business Conduct and Ethics with respect to one of our executive officers or directors will be disclosed on our website promptly following the date of such amendment or waiver.

Insider Trading Compliance Policy; Prohibition on Hedges and Pledges

We have an insider trading compliance policy that prohibits the purchase or sale of our securities while being aware of material, non-public information about the Company as well as the disclosure of such information to others who may trade in securities of the Company. Our insider trading compliance policy also prohibits our directors, executive officers, and employees from engaging in hedging activities or other short-term or speculative transactions in the Company’s securities such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our insider trading compliance policy prohibits certain senior officers and all of our directors from pledging our stock or using it as loan collateral or as part of a margin account.

Stock Ownership Guidelines for Directors and Officers

In March 2017, we adopted meaningful stock ownership guidelines that apply to our directors and officers, which provide that each officer must own a multiple of annual base salary in our common stock or qualifying derivatives and each independent director must own a multiple of the annual cash director retainer in our common stock or qualifying derivatives. The following table summarizes the requirements of our stock ownership guidelines:

Title	Stock Ownership Requirement

Chief Executive Officer	Five (5) times annual base salary

Independent Director	Four (4) times annual cash director retainer

Executive and Senior Vice Presidents	Two (2) times annual base salary

Vice President	One (1) times annual base salary

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Clawback Policy

We maintain a robust clawback policy for incentive compensation paid to current or former executive officers. Our 2015 Omnibus Equity Incentive Plan authorizes the Compensation Committee to provide for the forfeiture or recoupment of a participant’s awards in certain situations, such as the termination of the participant’s employment for cause, serious misconduct, breach of noncompetition, confidentiality or other restrictive covenants, or other activity detrimental to our business, reputation, or interests. If we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the federal securities laws, we may seek to recover from any current or former executive officer any payment in settlement of an award earned or accrued during the three-year period preceding the accounting restatement. The amount to be recovered will be based on the excess of the amount paid under the award over the amount that would have been paid under the award if the financial statements had been correct.

Compensation Committee Interlocks and Insider Participation

The directors serving on the Compensation Committee of the Board during the fiscal year ended December 30, 2017 were Lynn-Crump Caine (Chair), Mike Hislop, and Sidney J. Feltenstein. None of these individuals is or has at any time during the past year been an officer or employee of ours. During the 2017 fiscal year, none of our executive officers served as a director of any corporation for which any of these individuals served as an executive officer and there were no other Compensation Committee interlocks or relationships with the companies with which these individuals or our other directors are affiliated.

Communications with the Board of Directors

Any stockholder or other interested party who desires to communicate with the Board of Directors, a committee of the Board of Directors, the non-management/independent directors, the Lead Independent Director, or other individual director may do so by writing to such director or group of directors at: 5501 LBJ Freeway, 5th Floor, Dallas, Texas 75240 to the attention of the Secretary.

The communication must prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Secretary that it is a communication for the Board of Directors. Upon receiving such a communication, the Secretary will promptly forward the communication to the relevant individual or group to which it is addressed. The Board of Directors has requested that certain items that are unrelated to its duties and responsibilities be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements.

The Secretary will not forward any communication determined in its good faith belief to be frivolous, unduly hostile, threatening, illegal, or similarly unsuitable. The Secretary will maintain a list of each communication that was not forwarded because it was determined to be frivolous. Such list is delivered to the Board of the Directors at its quarterly meetings. In addition, each communication subject to this policy that was not forwarded because it was determined by the Secretary to be frivolous is retained in our files and made available at the request of any member of the Board of Directors to whom such communication was addressed.

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Director Compensation

In May 2016, our Board, acting on the recommendation of the Compensation Committee and FW Cook, adopted a non-employee director compensation policy consisting of both a cash and equity component. In May 2017, our Board amended the non-employee director compensation policy to include an additional cash retainer for the Lead Independent Director based on the recommendation of the Compensation Committee and FW Cook. The following table sets forth the cash component of our non-employee director compensation policy:

Recipient(s)	Annual Cash Compensation ($)
Non-employee directors	50,000
Lead independent director	15,000
Audit committee chair	15,000
Audit committee members (excluding chair)	2,500
Compensation committee chair	10,000
Compensation committee members (excluding chair)	2,500
Nominating and corporate governance committee chair	5,000
Nominating and corporate governance committee members (excluding chair)	2,500

In addition to the annual cash retainers set forth above, each of our non-employee directors is entitled to receive an annual equity award consisting of a number of shares of restricted stock having a total fair market value of $50,000 on the date of grant, with the date of grant being the date of our annual meeting of stockholders, and such shares of restricted stock vesting in equal installments over a three (3) year period. Effective August 3, 2017, we amended the Wingstop Inc. 2015 Omnibus Incentive Compensation

Plan to cap non-employee director equity awards at $400,000 per fiscal year.

Under our non-employee director compensation policy, we will also reimburse directors for all reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with Board and committee meetings.

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The following table sets forth information concerning the fiscal year 2017 compensation of our non-employee directors that served during any part of 2017. Because Charlie Morrison serves as our President and Chief Executive Officer, he did not receive additional compensation for his service as Chairman of the Board or as a director during 2017. See “Executive Compensation—Summary Compensation Table” for information concerning the compensation paid to Charlie Morrison during 2017.

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1)(2) ($)		Total ($)

Current Directors and Director Nominees

Lynn Crump-Caine	76,250	(3)	50,000	(4)	126,250

David L. Goebel	13,750	(5)	41,700	(6)	55,450

Michael J. Hislop	61,263	(7)	50,000	(4)	111,263

Kilandigalu (Kay) M. Madati	39,375	(8)	50,000	(4)	89,375

Wesley S. McDonald	69,388	(9)	50,000	(4)	119,388

Former Directors

Neal K. Aronson(10)	—		—		—

Sidney J. Feltenstein	56,888	(11)	50,000	(4)(12)	106,888

Erik O. Morris(13)	—		—		—

Steven M. Romaniello(14)	—		—		—

(1)	Amounts shown do not reflect compensation actually received by the applicable director. Rather, the amounts represent the aggregate grant date fair value of restricted stock granted to such director in 2017, computed in accordance with ASC 718, with the exception that the amounts shown assume no forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 13, “Stock-Based Compensation,” in the annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 30, 2017 (the “Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2018.

(2)	The aggregate amount of unexercised stock options and unvested stock awards held by each director listed in the table above as of December 30, 2017 were as follows:

Name	Shares Underlying Unexercised Stock Options	Unvested Shares of Restricted Stock

Current Directors and Director Nominees

Lynn Crump-Caine	—	1,714

David L. Goebel	—	1,231

Michael J. Hislop	14,534	3,017

Kilandigalu (Kay) M. Madati	—	1,714

Wesley S. McDonald	—	3,017

Former Directors

Neal K. Aronson	—	—

Sidney J. Feltenstein	—	—

Erik O. Morris	—	—

Steven M. Romaniello	—	—

The unvested and unexercised equity awards held by our former directors were forfeited following the date of their respective resignations.

WINGSTOP INC. 2018 PROXY STATEMENT | 21

CORPORATE GOVERNANCE

(3)	Represents the cash retainer fees paid to Ms. Crump-Caine for services (i) as a director for the entire 2017 fiscal year, (ii) a member of the Compensation Committee from January through March 2017, (iii) chair of the Compensation Committee from March 2017 through the remainder of the 2017 fiscal year, and (iv) service as Lead Independent Director from March 2017 through the remainder of the 2017 fiscal year, based on the additional Lead Independent Director retainer authorized by the Board in May 2017.

(4)	Represents the fair market value of an award of 1,714 shares of restricted stock granted on May 3, 2017. These shares of restricted stock will vest in three (3) equal annual installments on each anniversary of the date of grant.

(5)	Represents the cash retainer fees paid to Mr. Goebel for services as a director and a member of the Audit and Compensation Committees from October 2017 through the remainder of the 2017 fiscal year.

(6)	Represents the fair market value of an award of 1,231 shares of restricted stock granted on October 31, 2017. These shares of restricted stock will vest in three (3) equal annual installments on each anniversary of the date of grant. Although Mr. Goebel was not appointed as a member of the Board until November 2017, the Board and Compensation Committee determined that Mr. Goebel would be eligible to receive the annual equity award granted to non-employee directors under the Company’s non-employee director compensation policy.

(7)	Represents the cash retainer fees paid to Mr. Hislop for services (i) as a director and a member of the Audit, Compensation and Nominating and Corporate Governance Committees for the entire 2017 fiscal year and (ii) as Nominating and Corporate Governance Committee chair from March 2017 through the remainder of the 2017 fiscal year. Also includes $1,888 that Mr. Hislop received as a result of dividends on our common stock.

(8)	Represents the cash retainer fees paid to Mr. Madati for services as a director and a member of the Nominating and Corporate Governance Committee from March 2017 through the remainder of the 2017 fiscal year.

(9)	Represents the cash retainer fees paid to Mr. McDonald for services as (i) a director and Audit Committee chair for the entire 2017 fiscal year and (ii) as a member of the Compensation and Nominating and Corporate Governance Committees from March 2017 through the remainder of the 2017 fiscal year. Also includes $1,888 that Mr. McDonald received as a result of dividends on our common stock.

(10)	Mr. Aronson resigned as a director and a member of the Compensation Committee in March 2017 and was not paid any director fees for his services in 2017.

(11)	Represents the cash retainer fees paid to Mr. Feltenstein for services as a director and a member of the Audit and Compensation Committees through his resignation in November 2017. Also includes $1,888 that Mr. Feltenstein received as a result of dividends on our common stock.

(12)	This award of restricted stock was forfeited in its entirety upon Mr. Feltenstein resigning in November 2017.

(13)	Mr. Morris resigned as a director and a member of the Audit (Chair), Compensation and Nominating and Corporate Governance (Chair) Committees in March 2017 and was not paid any director fees for his services in 2017.

(14)	Mr. Romaniello resigned as a director and a member of the Compensation (Chair) and Nominating and Corporate Governance Committees in March 2017 and was not paid any director fees for his services in 2017.

In addition to the foregoing, we are party to a change-in-control bonus award agreement with Mr. Hislop. Under this agreement, a cash bonus is payable to Mr. Hislop upon the consummation of a change-in-control so long as he remains a director or is an employee at the time of the change-in-control. The cash bonus calculation is determined by multiplying

Mr. Hislop’s covered securities by $0.82 (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations). Further, no cash bonus is payable if the per share consideration paid for our common stock in the change-in-control transaction is equal to or less than $2.72.

22 | WINGSTOP INC. 2018 PROXY STATEMENT

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 13, 2018, for:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our voting securities;

•	each of our directors, including our director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under such rules, a person is generally deemed to beneficially own a security if such person has sole or shared voting or investment power with respect to that security, including with respect to options and warrants that are currently exercisable or exercisable within sixty (60) days of March 13, 2018. With respect to the different types of awards that we issue under our incentive plans:

•	Shares underlying service-based stock options are deemed beneficially owned by a person if that person has the right to acquire such shares upon exercise of the stock option or the person would have the right to acquire such shares upon exercise of the stock option within sixty (60) days of March 13, 2018, assuming that person continues to provide services to us during such time.

•	Shares underlying performance-based stock options are deemed beneficially owned by a person if that person has the right to acquire such shares upon exercise of the stock option. A person is not deemed to beneficially own shares underlying an unvested portion of a performance-based stock option that may vest within sixty (60) days of March 13, 2018 because the satisfaction of the applicable performance conditions is outside of the person’s control.

•	Shares of restricted stock are deemed beneficially owned by a person without regard to vesting conditions because under the terms of our long-term incentive plans and form of restricted stock award agreement a person who holds shares of restricted stock is entitled to vote such stock even if it has not vested.

•	Shares underlying service-based restricted stock units are deemed beneficially owned by a person if the units will vest and convert into shares within sixty (60) days of March 13, 2018, assuming that person continues to provide services to us during such time.

•	Shares underlying performance-based restricted stock units will not be deemed beneficially owned by a person if the performance-based restricted stock unit may vest within sixty (60) days of March 13, 2018 because the satisfaction of the applicable performance conditions is outside of the person’s control.

Except as indicated in the footnotes below, we believe, based on the information furnished or available to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to community property laws where applicable.

WINGSTOP INC. 2018 PROXY STATEMENT | 23

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The applicable percentage ownership is based on 29,156,292 shares of common stock outstanding at March 13, 2018, which includes shares of unvested restricted stock that are or were subject to vesting conditions.

	Shares Beneficially Owned

Name of Beneficial Owner(1)	Number(2)	Equity Awards Exercisable or Convertible within 60 days	%

BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	3,687,267	—	12.7%

FMR LLC(4) 245 Summer Street Boston, MA 02210	1,767,093	—	6.1%

T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MA 21202	3,816,688	—	13.1%

The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	2,669,236	—	9.2%

Wellington Management Group LLP(7) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	2,970,450	—	10.2%

Non-Employee Directors:

Lynn Crump-Caine(8)	2,374	—	*

David L. Goebel(9)	1,231	—	*

Michael J. Hislop(10)	30,002	14,534	*

Kilandigalu (Kay) M. Madati(11)	1,714	—	*

Wesley S. McDonald(12)	3,668	—	*

Named Executive Officers:

Lawrence D. Kruguer(13)	24,057	15,789	*

Charles R. Morrison(14)	303,977	199,825	1.0%

Michael M. Mravle(15)	40,975	—	*

Michael J. Skipworth(16)	6,067	5,450	*

Stacy Peterson(17)	55,773	24,525	*

Flynn K. Dekker(18)	33,239	—	*

All directors and current executive officers as a group (11 persons)	503,077	260,123	1.7%
*	Less than one percent of Common Stock outstanding.

(1)	Unless otherwise indicated, the address of each beneficial owner in the table above is c/o Wingstop Inc., 5501 LBJ Freeway, 5th Floor, Dallas, Texas 75240.

(2)	This column includes the amounts reported in the “Equity Awards Exercisable or Convertible within 60 days” column.

24 | WINGSTOP INC. 2018 PROXY STATEMENT

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

(3)	Amount reported is based solely on the Amendment No. 1 to Schedule 13G filed with the SEC on January 19, 2018 by BlackRock, Inc.

(4)	Amount reported is based solely on the Amendment No. 4 to Schedule 13G filed with the SEC on February 13, 2018 by FMR LLC.

(5)	Amount reported is based solely on the Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2018 by T. Rowe Price Associates, Inc.

(6)	Amount reported is based solely on the Amendment No. 1 to Schedule 13G filed with the SEC on February 9, 2018 by The Vanguard Group.

(7)	Amount reported is based solely on the Amendment No. 2 to Schedule 13G filed with the SEC on February 8, 2018 by Wellington Management Group LLP.

(8)	Includes (i) 660 shares of restricted stock, all of which have vested, and (ii) 1,714 shares of restricted stock, of which 571 shares will vest on May 3, 2018, 571 shares will vest on May 3, 2019 and 572 shares will vest on May 3, 2020.

(9)	Includes 1,231 shares of restricted stock, of which 247 shares will vest on May 2, 2018, 492 shares will vest on May 2, 2019, and 492 shares will vest on May 2, 2020.

(10)	Includes (i) 1,954 shares of restricted stock, of which 651 shares have vested, 651 shares will vest on May 18, 2018, and 652 shares will vest on May 18, 2019, (ii) 1,714 shares of restricted stock, of which 571 shares will vest on May 3, 2018, 571 shares will vest on May 3, 2019, and 572 shares will vest on May 3, 2020 and (iii) the vested, or deemed vested, and unexercised portion of a stock option representing the right to purchase 36,333 shares of common stock, all of which have vested and 14,534 shares remain unexercised.

(11)	Includes 1,714 shares of restricted stock, of which 571 shares will vest on May 3, 2018, 571 shares will vest on May 3, 2019, and 572 shares will vest on May 3, 2020.

(12)	Includes (i) 1,954 shares of restricted stock, of which 651 shares have vested, 651 shares will vest on May 18, 2018, and 651 shares will vest on May 18, 2019 and (ii) 1,714 shares of restricted stock, of which 571 shares will vest on May 3, 2018, 571 shares will vest on May 3, 2019, and 572 shares will vest on May 3, 2020.

(13)	Includes (i) 5,862 shares of restricted stock, of which 1,466 shares have vested, 1,465 shares will vest on May 18, 2018, 1,466 shares will vest on May 18, 2019, and 1,466 shares will vest on May 18, 2020 and (ii) the vested, or deemed vested, and unexercised portion of (a) a performance-based stock option representing the right to purchase 26,316 shares of common stock, of which 10,526 shares have vested and were acquired pursuant to an option exercise by Mr. Kruguer, 5,263 shares vested upon the achievement of certain performance goals for fiscal year 2017, 5,263 shares will vest upon the achievement of certain performance goals for fiscal year 2018, and 5,264 shares will vest upon the achievement of certain performance goals for fiscal year 2019 and (b) a stock option representing the right to purchase 26,316 shares of common stock, of which 10,526 shares have vested, 5,263 shares will vest on June 11, 2018, 5,263 shares will vest on June 11, 2019 and 5,264 shares will vest on June 11, 2020.

(14)	Includes the vested, or deemed vested, and unexercised portion of (a) a stock option representing the right to purchase 204,375 shares of common stock, all of which have vested and 79,816 shares remain unexercised and (b) a performance-based stock option representing the right to purchase 204,375 shares of common stock, all of which have vested and 120,009 shares remain unexercised.

(15)	Mr. Mravle resigned from the position of Chief Financial Officer effective June 23, 2017. In connection with his resignation, all of Mr. Mravle’s unexercised and unvested equity awards were forfeited following the date of his resignation. The amount of Mr. Mravle’s holdings of our common stock is based on his last filed Form 4, which was filed with the SEC on May 10, 2017.

(16)	Includes the vested, or deemed vested, and unexercised portion of (a) a performance-based stock option representing the right to purchase 13,625 shares, of which 5,450 shares have vested and were exercised and 2,725 of which have vested and remain unexercised, 2,725 shares will vest upon the achievement of certain performance goals for fiscal year 2018, and 2,725 shares will vest upon the achievement of certain performance goals for fiscal year 2019, and (b) a stock option representing the right to purchase 13,625 shares, of which 5,450 shares have vested and were exercised and 2,725 of which have vested and remain unexercised, 2,725 shares will vest on December 12, 2018, and 2,725 shares will vest on December 12, 2019.

(17)	Includes the vested, or deemed vested, and unexercised portion of (a) a performance-based stock option representing the right to purchase 40,875 shares, of which 16,350 shares have vested and were acquired pursuant to an option exercise by Ms. Peterson, 16,350 shares have vested and remain unexercised and 8,175 will vest upon the achievement of certain performance goals for fiscal year 2018 and (b) a stock option representing the right to purchase 40,875 shares, of which 24,525 shares have vested and were acquired pursuant to an option exercise by Ms. Peterson, 8,175 shares have vested and remain unexercised and 8,175 will vest on September 1, 2018.

(18)	Mr. Dekker resigned from the position of Chief Marketing Officer effective March 21, 2018. In connection with his resignation, all of Mr. Dekker’s unvested equity awards were forfeited following the date of his resignation. The amount of Mr. Dekker’s holdings of our common stock is based on his last filed Form 4, which was filed with the SEC on March 13, 2018.

WINGSTOP INC. 2018 PROXY STATEMENT | 25

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership with the SEC. Our officers, directors, and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports so filed. Based solely on a review of copies of such reports received, we believe that, during the last fiscal year, all filing requirements under Section 16(a) applicable to our officers, directors, and 10% stockholders were timely met.

Certain Relationships and Related Party Transactions

Since January 1, 2017, there have not been any transactions in which (i) we have been a participant, (ii) the amount involved in the transaction exceeds or will exceed $120,000, and (iii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of such individuals, had or will have a direct or indirect material interest (any such transaction, a “Related Party Transaction”).

Policies and Procedures With Respect to Related Party Transactions

In accordance with our Policy on Related Party Transactions, our Audit Committee is responsible for reviewing and approving Related Party Transactions. When considering proposed Related Party Transactions, the Audit Committee will take into account the relevant facts and circumstances and will approve only those transactions that are not inconsistent with our best interests and the best interests of our stockholders. In addition, our Code of Business Conduct and Ethics requires that all of our employees and directors inform the General Counsel of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer will complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, director, or related person has a direct or indirect material interest.

26 | WINGSTOP INC. 2018 PROXY STATEMENT

PROPOSAL 2— RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee appointed E&Y to audit our consolidated financial statements for the year ending December 29, 2018 and to prepare a report on this audit. A representative of E&Y will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions by stockholders.

We are asking our stockholders to ratify the appointment of E&Y as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of E&Y to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the appointment, it will be considered as a direction to the Board and the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Information regarding fees paid to E&Y during fiscal year 2017 and fiscal year 2016 is set out below in “Fees Billed by Independent Registered Public Accounting Firm” on page 29.

Vote Required

The approval of the Auditor Ratification Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

WINGSTOP INC. 2018 PROXY STATEMENT | 27

PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The Audit Committee is responsible for, among other things, reviewing with E&Y, our independent registered public accounting firm for fiscal year 2017, the scope and results of their audit engagement. In connection with the audit for the fiscal year ended December 30, 2017, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements of Wingstop to be included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, including the selection, application, and disclosure of the critical accounting policies of the Company;

•	discussed with E&Y the matters required by the statement of Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received the written disclosures and letter from E&Y required by the applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed with E&Y their independence.

Management is primarily responsible for Wingstop’s financial reporting process (including its system of internal control) and for the preparation of the consolidated financial statements of Wingstop in accordance with generally accepted accounting principles (GAAP). E&Y is responsible for auditing those financial statements and issuing an opinion on whether the audited financial statements conform with GAAP. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of E&Y included in their report to the financial statements of Wingstop.

Based on the review and the discussions described in the preceding bullet points, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017.

Submitted by the Audit Committee:

Wesley S. McDonald (Chair)

David L. Goebel

Michael J. Hislop

28 | WINGSTOP INC. 2018 PROXY STATEMENT

PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Billed By Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed during the fiscal years ended December 30, 2017 and December 31, 2016:

Name	Fiscal Year 2017	Fiscal Year 2016
Audit Fees(1)	$672,250	$585,000
Audit-Related Fees(2)	2,000	2,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees	$674,250	$587,000

(1)	Audit fees include fees for services rendered for the audit of our annual financial statements and the review of the interim financial statements. Audit fees also include fees associated with the review of filings made with the SEC.

(2)	Audit-related fees include amounts billed for an annual membership to E&Y’s online accounting research tool.

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance (including the preparation, review, and filing of tax returns), tax advice and tax planning. These services include assistance regarding federal and state tax compliance.

(4)	E&Y did not provide any “other services” during the relevant periods.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate our independent registered public accounting firm, to pre-approve the performance of all audit and permitted non-audit services provided to us by our independent registered public accounting firm in accordance with Section 10A of the Exchange Act, and to review with our independent registered public accounting firm their fees and plans for all auditing services. All fees paid to E&Y were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines.

The Audit Committee considered the provision of non-audit services by the independent registered public accounting firm and determined that provision of those services was compatible with maintaining auditor independence.

There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

WINGSTOP INC. 2018 PROXY STATEMENT | 29

PROPOSAL 3— ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A(a)(1) of the Exchange Act, we are asking our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement. The vote on this matter is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

Our Board and the Compensation Committee believe that we maintain a compensation program that is tied to performance, aligns with stockholder interests, and merits stockholder support. Accordingly, we are asking our stockholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement by voting FOR the following resolution:

“NOW, THEREFORE, BE IT RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion related thereto.”

Although this vote is non-binding, the Board and the Compensation Committee value the views of our stockholders and will review the results. If there are a significant number of negative votes, we will take steps to understand those concerns that influenced the vote, and consider them in making future decisions about executive compensation. If our stockholders approve “1 YEAR” with respect to the Say-on-Frequency Proposal (as recommended by our Board of Directors), the next stockholder advisory vote to approve executive compensation will occur at the 2019 annual meeting of stockholders.

Vote Required

The approval of the Say-on-Pay Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion following such compensation tables, and the other related disclosures in this Proxy Statement.

30 | WINGSTOP INC. 2018 PROXY STATEMENT

PROPOSAL 4— ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to Section 14A(a)(1) of the Exchange Act, we are asking our stockholders to recommend, on an advisory basis or non-binding basis, whether the advisory stockholder vote on the compensation of our named executive officers should occur every one, two, or three years. While this vote is a non-binding advisory vote, we value the opinions of stockholders and will consider the outcome of the vote when determining the frequency of future advisory votes on executive compensation.

Our Board has determined that an annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies, and practices, as disclosed in the proxy statement each year. Our Board believes that an annual vote is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters. It is anticipated that the next advisory vote to determine the frequency of future advisory votes on executive compensation will be presented at our annual meeting of stockholders held in 2024.

Vote Required

The approval of the Say-on-Frequency Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote for the option to hold future advisory votes on executive compensation every 1 YEAR.

WINGSTOP INC. 2018 PROXY STATEMENT | 31

EXECUTIVE OFFICERS

Below is information regarding each of our current executive officers. Executive officers are elected annually by the Board to serve at the Board’s discretion until their successor is duly elected and qualified or until their earlier death, resignation, or removal. There are no family relationships between any of our directors or executive officers.

Name	Age	Executive Officer Since	Title
Charles R. Morrison	49	2012	Chairman of the Board, Chief Executive Officer, and President
Madison A. Jobe	63	2017	Senior Vice President and Chief Development Officer
Lawrence D. Kruguer	52	2015	Executive Vice President and Chief Operating Officer
Darryl R. Marsch	52	2016	Senior Vice President, General Counsel, and Secretary
Stacy Peterson	42	2014	Executive Vice President and Chief Experience Officer
Michael J. Skipworth	40	2017	Executive Vice President and Chief Financial Officer

Charles R. Morrison serves as our Chief Executive Officer, President, and Chairman of the Board. His business experience is discussed above in “Proposal 1—Election of Directors—Director Nominees for Terms Expiring at the 2021 Annual Meeting.”

Madison A. Jobe, 63, joined the company as our Chief Development Officer in March 2017. Prior to joining Wingstop, he worked as Chief Operating Officer at Watermill Express, LLC from April 2016 to March 2017. He was CEO/Founder & Principal of Development Strategies International, an advisory and consulting firm, from January 2015 to April 2016. Prior to that, he was with Dickey’s Barbecue Restaurants, Inc. as Senior Vice President of International and Non-traditional Development from August 2014 to October 2014 and Vice President of Franchise Development from April 2014 to August 2014. He held several positions with Pizza Inn Holdings, Inc. (now known as RAVE Restaurant Group, Inc.) from February 2009 through February 2014, including Senior Vice President, Chief Development Officer, and Chief Operating Officer, as well as various management positions at Ruby Restaurant Group, Shakey’s Inc., Red Robin International, Inc., and Fuddruckers, Inc.

Larry D. Kruguer, 52, has served as our Chief Operating Officer since January 2018. Prior to that, he served as our President of International Operations from June 2015 to January 2018. Prior to joining Wingstop, Larry was at Wendy’s International, where he served as Vice President, International Joint Ventures from October 2014 to June 2015, Vice President, International Business Development and Finance from January 2010 to October 2014 and Vice President, International Marketing from October 2007 to January 2010. Prior to that, he was the President and Managing Partner of Prontowash USA, a global car wash services company, from January 2002 to October 2007. From October 1998 to August 2001, he served as Vice President, Marketing and Strategic Alliances for SportsLine.com, a CBS Sports affiliate. Larry has also held management positions with Alamo-Autonation and American Express.

Darryl R. Marsch, 52, has served as our General Counsel since July 2016. Darryl joined Wingstop from the law firm of Womble Carlyle Sandridge & Rice, LLP, a large business law firm, where he practiced securities, franchise, and corporate law since October 2015. Prior to that, he served as Senior Vice President, General Counsel, and Secretary

32 | WINGSTOP INC. 2018 PROXY STATEMENT

EXECUTIVE OFFICERS

of Krispy Kreme Doughnuts, Inc., a publicly traded franchisor of doughnuts shops in the U.S. and 25 countries internationally, since May 2007. Prior to Krispy Kreme, Darryl spent over eight years as Senior Counsel at R.J. Reynolds and was an associate at Jones Day, a leading international law firm, for seven years. Darryl has over 25 years of legal experience and 10 years of experience in the restaurant industry.

Stacy Peterson, 42, has served as our Chief Experience Officer since May 2017. Stacy joined Wingstop in September 2013 and served as Senior Vice President of Information Technology and Chief Information Officer before becoming Chief Experience Officer. Prior to Wingstop, she was Vice President of IT for CB Richard Ellis, a major commercial real estate company, from October 2011 to August 2013 and served as Director of IT from October 2010 to October 2011. Prior to that, she was Director of IT for FedEx Services from August 2009 to

September 2010 and Director of IT for FedEx Office from December 2006 to August 2009. With more than 15 years of information technology experience, Stacy has also held management roles at Kinko’s and Blockbuster.

Michael J. Skipworth, 40, has served as our Chief Financial Officer since August 2017. Michael joined Wingstop in December 2014 as Vice President, Corporate Controller, and served as Vice President of Finance from January 2016 to June 2017. In June 2017, Michael was appointed as our interim Chief Financial Officer and served in that role until his appointment as Chief Financial Officer in August 2017. From September 2010 to November 2014, Michael served as Vice President, Corporate Controller at Cardinal Logistics Holdings, LLC, where he was promoted to Senior Vice President of Finance and Accounting, serving in that role until he joined Wingstop. Previously, Michael was an audit senior manager at KPMG, LLP. He is a certified public accountant.

WINGSTOP INC. 2018 PROXY STATEMENT | 33

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

The purpose of this Compensation Discussion and Analysis is to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and 2017 compensation programs and actions for our named executive officers. For fiscal 2017, our named executive officers were as follows:

Charles R. Morrison	Chairman of the Board, Chief Executive Officer, and President (Principal Executive Officer)
Michael J. Skipworth(1)	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Michael F. Mrvale(1)	Former Chief Financial Officer (Former Principal Financial Officer)
Lawrence D. Kruguer	Executive Vice President and Chief Operating Officer
Stacy Peterson	Executive Vice President and Chief Experience Officer
Flynn K. Dekker(2)	Former Senior Vice President and Chief Marketing Officer

(1)	Mr. Mravle resigned from the position of Chief Financial officer effective June 23, 2017. On June 12, 2017, Mr. Skipworth was appointed as our interim Chief Financial Officer, and in August 2017, Mr. Skipworth was appointed as our Chief Financial Officer.

(2)	Mr. Dekker resigned from the position of Chief Marketing officer effective March 21, 2018.

This section should be read in conjunction with the compensation tables below, which provide a detailed view of the compensation paid to our named executive officers in 2017.

Executive Summary

Wingstop is a high-growth franchisor and operator of restaurants that specialize in cooked-to-order, hand-sauced and tossed chicken wings. Founded in 1994 in Garland, Texas, we believe we pioneered the concept of wings as a “center-of-the-plate” item for all of our meal occasions. We are the largest fast casual chicken wings-focused restaurant chain in the world, and have demonstrated strong, consistent growth on a national scale. We believe our simple and efficient restaurant operating model, low initial cash investment, and compelling restaurant economics help drive continued system growth through both existing and new franchisees and that our asset-light, highly-franchised business model generates strong operating margins and requires low capital expenditures, creating shareholder value through strong and consistent free cash flow and capital-efficient growth.

Highlights for Fiscal Year 2017 Compared to Fiscal Year 2016 (on a 52-Week Basis)

Highlights of Wingstop’s performance during fiscal 2017 include, among other things:

•	135 net new restaurant openings in fiscal 2017, representing 13.5% unit growth and increasing system-wide restaurant count to 1,133 worldwide locations;

•	domestic same store sales increased by 2.6%, marking the fourteenth (14th) year of positive same store sales growth;

•	company-owned same store sales increased by 1.6%;

•	system-wide sales increased by 14.0% to $1.1 billion;

•	total revenue increased 17.5% to $105.6 million;

•	net income increased to $27.3 million, or $0.93 per diluted share, compared to $15.2 million, or $0.52 per diluted share;

34 | WINGSTOP INC. 2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

•	we successfully launched a national advertising campaign and began testing delivery in three (3) diverse markets; and

•	we implemented a regular quarterly dividend program to return capital to the Company’s stockholders.

We believe that our named executive officers contributed significantly to obtaining these results, particularly in light of substantial competitive pressures that the Company faced during fiscal 2017, including more than 40% inflation in the cost of chicken wings and declining sales following the presidential election.

2017 Executive Compensation Program Overview

The objective of our executive compensation program is to attract, retain, and motivate high caliber, values-aligned talent who share our dedication to our community and are committed to supporting the growth of our business. We accomplish this through a straightforward compensation program that is focused on pay for performance.

Compensation Philosophy

Wingstop’s compensation policy reflects its philosophy that compensation should reward employees, including its named executive officers, for achievements that support the financial and strategic objectives of the Company. Our Compensation Committee, with input from management and FW Cook, has developed an executive compensation program that we believe is designed to (i) motivate, reward, and retain our leaders, (ii) support our strategic objectives, including long-term, sustainable growth and increasing stockholder value and (iii) encourage strong financial performance on an annual and long-term basis, in each case without encouraging excessive or inappropriate risk taking.

Determining Executive Compensation

Overview

In determining the compensation for each named executive officer, the Compensation Committee primarily considers our performance in the previous year, based on financial and non-financial metrics, including the performance of our stock, as well as our outlook and operating plan of the coming year. The Compensation Committee also analyzes, with respect to each of our named executive officers:

•	such named executive officer’s role, responsibilities, and skills;
•	such named executive officer’s compensation for the previous year;

•	relevant terms of such named executive officer’s employment agreement, if any; and

•	such named executive officer’s performance in the prior fiscal year.

When making determinations about equity compensation for our named executive officers, the Compensation Committee considers, among other things, the size of the aggregate equity pool available for awards for the year and the relative allocation of such pool among the named executive officers and the other participants in our incentive plans and our overall equity dilution, burn rates and equity overhang levels. The Compensation Committee also reviews the value of and expense associated with, proposed and previously awarded equity grants, including the continuing retentive value of past awards granted to our named executive officers.

Finally, the Compensation Committee analyzes, in consultation with FW Cook, compensation trends and competitive factors within our industry and the likelihood that our compensation packages will attract and retain high caliber personnel. With advice from FW Cook, the Compensation Committee has determined a compensation peer group, discussed below.

Parties Responsible for Determining Executive Compensation

The following parties are responsible for the development and oversight of our executive compensation program.

Role of the Compensation Committee

•	Primarily responsible for executive compensation decisions, including reviewing, evaluating, and approving the compensation arrangements, plans, policies, and practices for our named executive officers, and overseeing and administering our incentive compensation plans.

•	Oversees risk management of our compensation policies, programs, and practices, including an annual review of Wingstop’s compensation programs to ensure that they are not reasonably likely to incentivize employee behavior that would result in any material adverse risks to Wingstop.

•	Has sole authority to continue or terminate its relationship with outside advisors, including FW Cook, its independent compensation consultant, and retain additional outside advisors as it deems necessary.

WINGSTOP INC. 2018 PROXY STATEMENT | 35

COMPENSATION DISCUSSION AND ANALYSIS

•	Requires that its compensation consultant be independent and reviews such independence at least annually.

Role of the Independent Compensation Consultant (FW Cook)

•	Engaged by and reports directly to the Compensation Committee since 2016. In 2017, the Compensation Committee expanded the role of FW Cook to provide services to the Company based on, among other things, FW Cook’s reputation and substantial insight and experience with executive compensation programs in our industry.

•	Advises the Compensation Committee on various executive compensation matters, including executive compensation plan design, compensation levels, and compensation peer group.

•	Provides research, data analysis, and survey information to the Compensation Committee.

•	Advises the Compensation Committee on regulatory developments, market trends, and compensation best practices.

•	Conducts analyses related to the employment arrangements for new executive hires.

•	Provides assistance with the Compensation Committee’s review of the risk and reward structure of executive compensation plans, policies, and practices.

•	Attends Compensation Committee meetings upon request.

The Compensation Committee assesses FW Cook’s independence annually and, with respect to 2017, has determined that its relationship with FW Cook and the work of FW Cook on behalf of the Compensation Committee has not raised any conflict of interest. FW Cook did not provide any services to Wingstop during 2017 other than its services as independent compensation consultant to the Compensation Committee.

Role of the Chief Executive Officer

•	Makes individual compensation recommendations for executives (other than himself) to the Compensation Committee for its review and approval, after considering market data, roles and responsibilities, and individual performance.

•	Works closely with members of senior management in Human Resources and provides input to the Compensation Committee on our compensation program design, including, for example, our annual cash incentive program, our approach to granting equity awards, and other benefits.

The named executive officers, including our Chief Executive Officer, do not participate in any part of the process of reviewing and setting their own compensation levels.

Market Data, Competitive Positioning and Compensation Peer Group; Total Shareholder Return

The Compensation Committee relies on several factors in its review of total direct compensation opportunities for our executives, including a review of peer group data and available market data from industry surveys. Generally, our Compensation Committee targets total direct compensation for our executives within a competitive range of the median for our peer group and available market data. The Compensation Committee uses peer group data as a point of reference for designing our compensation programs and setting compensation levels. The Compensation Committee does not use peer group data as a single determinative factor, but rather as an external check to verify that our executive compensation programs are reasonable and competitive.

36 | WINGSTOP INC. 2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

To develop the composition of the peer group, our Compensation Committee, with the assistance of FW Cook, reviewed companies in the restaurant industry using a number of criteria, including, among other things: non-franchise sales, franchise sales and systemwide sales, market capitalization, enterprise value, EBITDA, industry, customer base, and geography. Based on this review, our Compensation Committee determined that our peer group for 2017 consisted of fifteen (15) companies. The following graph sets forth each member of our peer group for 2017, as well as a comparison of our total shareholder return to the total shareholder return of each member of the peer group for the period of December 31, 2016 to December 31, 2017:

TOTAL SHAREHOLDER RETURN COMPARED TO 2017 PEER GROUP

32%
28%
Noodles & Company
27%
Papa Murphy's Holdings, Inc.
21%
Shake Shack, Inc.
11%
Texas Roadhouse, Inc.
0%
Red Robin Gourmet Burgers, Inc.
Potbelly Corporation
-5%
Del Taco Restaurants, Inc.
-14%
El Pollo Loco Holdings, Inc.
-20%
Jamba, Inc.
-22%
Papa John's International, Inc.
-34%
Fiesta Restaurant Group, Inc.
-36%
Bojangles', Inc.
-37%
The Habitat Restaurants, Inc.
-45%

Note: Close prices are adjusted for stock splits, cash dividends, rights offerings, and spin-offs. Return dates - 12/31/2016 to 12/31/2017.

(1)	Buffalo Wild Wings, Inc. and Popeyes Louisiana Kitchen, Inc. were also members of our 2017 peer group but have been omitted from the table above because each entity is no longer a public reporting company.

In developing the Company’s 2017 compensation policies, the Compensation Committee, with the assistance of FW Cook, reviewed a combination of data drawn from the peer companies listed above, as well as compensation survey data.

WINGSTOP INC. 2018 PROXY STATEMENT | 37

COMPENSATION DISCUSSION AND ANALYSIS

The peer group is reviewed periodically by the Compensation Committee, with the assistance of FW Cook, in light of the competitive landscape and relative comparability of the group of peer companies. At the beginning of 2018, the Compensation Committee reviewed the group of peer companies taking into account the recent growth of the Company and the talent pool in which the Company competes for top level executives. Based on this review and analysis, the Compensation Committee approved a new group of peers to be used in connection with determining the compensation of our executive officers for fiscal 2018. The Compensation Committee designated and approved seventeen (17) companies as our new peer group. The following graph sets forth each member of our peer group for 2018, as well as a comparison of our total shareholder return to the total shareholder return of each member of the peer group for the period of December 31, 2016 to December 31, 2017:

TOTAL SHAREHOLDER RETURN COMPARED TO 2018 PEER GROUP

32%
28%
27%
24%
21%
11%
6%
3%
0%
Noodles & Company
Papa Murphy's Holdings, Inc.
The Wendy's Corp.
Shake Shack, Inc.
Texas Roadhouse, Inc.
Sonic Corp.
Denny's Corp.
Red Robin Gourmet Burgers, Inc.
Del Taco Restaurants, Inc.
The Cheesecake Factory Inc.
Carrols Restaurant Group, Inc.
El Pollo Loco Holdings, Inc.
Jamba, Inc.
DineEquity, Inc.
Papa John's International, Inc.
Fiesta Restaurant Group, Inc.
Bojangles', Inc.
-14%
-18%
-20%
-20%
-22%
-28%
-34%
-36%
-37%

Note: Close prices are adjusted for stock splits, cash dividends, rights offerings, and spin-offs. Return dates - 12/31/2016 to 12/31/2017.

38 | WINGSTOP INC. 2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Based on total shareholder return, Wingstop outperformed each member of its peer group in calendar year 2017 and would have outperformed each member of its 2018 peer group based on total shareholder return in the calendar year ended December 31, 2017.

Elements of Executive Compensation

The key elements of our executive compensation program for our named executive officers include:

•	base salary;

•	a performance-based annual cash incentive opportunity; and

•	service-based and performance-based long-term equity incentive awards.

In designing the Company’s executive compensation policies, the Compensation Committee considers pay as a whole, and there is no specific weight given to any particular component. The Compensation Committee reviews competitive market compensation data, but does not target named executive officer compensation to be at any specific percentile of the competitive data. In practice, the total direct compensation opportunity for each of our named executive officers is based on many factors including competitive market data, the executive’s experience, importance of the role within the Company, and the executive’s contribution to the Company’s long-term success.

The following table summarizes the key elements of each component of our executive compensation program:

Compensation Element	Type	Form	Primary Objective	Reward Realized on Achievement of

Base Salary	Fixed	Cash	Attract and retain	Service

Performance-Based Annual Cash Incentive	Variable	Cash	Short-term Company and individual performance	Adjusted EBITDA targets(1)

Service-Based Long-Term Equity Incentive	Variable	Stock Options; Restricted Stock Units	Rewards long-term value creation; fosters retention and continuity	Service

Performance-Based Long-Term Equity Incentive	Variable	Stock Options; Restricted Stock Units	Stockholder alignment and rewards long-term value creation	Adjusted EBITDA targets(1)

(1)	We define Adjusted EBITDA, a non-GAAP measure, as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA), further adjusted for transaction costs, gains and losses on the disposal of assets, and stock-based compensation expense. For purposes of our Adjusted EBITDA targets related to our performance-based annual cash incentives, we further adjust the definition of Adjusted EBITDA to exclude bonus expense.

We also provide severance and change in control related benefits and other benefits such as health and wellness benefits, skills workshops and training, and a 401(k) plan with matching contributions. Our named executive officers participate in the standard employee benefit plans and programs available to our other employees.

Base Salary

We pay base salaries to attract talented executives and to provide a fixed base of cash compensation. Base salaries are determined by the Compensation Committee based on the facts and circumstances relevant to each named executive officer, including the breadth, scope, and complexity of the executive’s role, his or her experience, expected future contributions to the Company, current compensation, individual performance, and the competitive market.

The Company believes that a significant portion of a named executive officer’s compensation should be variable, based on the performance of the Company. Accordingly, base salary is only a portion of the overall total compensation of the named executive officers.

WINGSTOP INC. 2018 PROXY STATEMENT | 39

COMPENSATION DISCUSSION AND ANALYSIS

The following table provides information concerning the annual base salary of each of our named executive officers:

Name	2017 Base Salary ($)	2016 Base Salary ($)
Charles R. Morrison(1)	628,500	500,000
Michael J. Skipworth(2)	300,000	—
Michael F. Mravle(3)	350,000	336,538
Lawrence D. Kruguer(4)	300,000	300,000
Stacy Peterson(5)	350,000	—
Flynn K. Dekker(6)	325,000	—

(1)	Mr. Morrison’s base salary was increased from $500,000 to $628,500 in January of 2017, in light of personal performance.

(2)	Mr. Skipworth was appointed as our interim Chief Financial Officer in June 2017, and was subsequently appointed as our Chief Financial Officer in August 2017. Upon Mr. Skipworth’s appointment as our Chief Financial Officer, his base salary was increased to $300,000. Information for 2016 is not included because Mr. Skipworth was not a named executive officer during 2016.

(3)	Mr. Mravle resigned from the Company in June 2017. The amount shown for 2017 reflects Mr. Mravle’s annual base salary and is not prorated to account for Mr. Mravle’s resignation. In light of peer group comparisons, job responsibilities, and performance, Mr. Mravle’s base salary was increased from $336,538 to $350,000 in May of 2016.

(4)	Mr. Kruguer was appointed as our Chief Operating Officer in January 2018. In connection with this change, Mr. Kruguer’s base salary was increased from $300,000 to $400,000.

(5)	In recognition of personal performance and in connection with her appointment as our Chief Experience Officer, Ms. Peterson’s base salary was increased from $300,000 to $350,000 in February 2017. Information for 2016 is not included because Ms. Peterson was not a named executive officer during 2016.

(6)	In recognition of personal performance, Mr. Dekker’s base salary was increased from $300,000 to $325,000 in May of 2016. Information for 2016 is not included because Mr. Dekker was not a named executive officer during 2016.

Performance-Based Annual Cash Incentives

Pursuant to their employment agreements and our annual cash bonus plans, each of our named executive officers is eligible to earn an annual cash bonus up to a specified percentage of the portion of such executive officer’s base salary that is earned in a given fiscal year.

For fiscal year 2017, our Compensation Committee adopted the Wingstop 2017 Bonus Plan (the “2017 Bonus Plan”). The purpose of the 2017 Bonus Plan is to advance our interests and the interests of our stockholders by (i) providing certain employees, including our named executive officers, with incentive compensation that is tied to the achievement of pre-established, objective performance goals, (ii) identifying and rewarding superior performance and providing competitive compensation to attract, motivate and retain employees who have outstanding skills and abilities, and who achieve superior performance, and (iii) fostering accountability and teamwork throughout Wingstop. The Compensation Committee administers the 2017 Bonus Plan. Bonuses under our bonus plans have historically been paid in March of the year following the year in which the bonus was earned.

Pursuant to the 2017 Bonus Plan, our Chief Executive Officer is eligible to earn a target bonus of 100% of base earnings. Our other named executive officers are eligible to earn a target bonus of 50% of base earnings. The actual amount of the bonus payable under the 2017 Bonus Plan ranges from 0% to 150% of the target bonus amount based on the achievement of certain Adjusted EBITDA target goals more fully set forth below. For purposes of our 2017 Bonus Plan, “Adjusted EBITDA” is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA), further adjusted for transaction costs, gains and losses on the disposal of assets, stock-based compensation expense and bonus expense.

For fiscal 2017, the Compensation Committee set a target Adjusted EBITDA level of approximately $44.1 million, which represented an increase of approximately 16.5% over the actual Adjusted EBITDA that Wingstop achieved in fiscal 2016 (in each case excluding bonus expense).

40 | WINGSTOP INC. 2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

With respect to our Chief Executive Officer, the target Adjusted EBITDA achievement levels and payout percentages under the 2017 Bonus Plan were as follows:

Target Adjusted EBITDA Achievement (%)	Target Adjusted EBITDA ($) (in thousands)	Bonus Payout (% of Target Bonus)
<95%	<41,903	0%
95%	41,903	50%
96%	42,345	60%
97%	42,786	70%
98%	43,227	80%
99%	43,668	90%
100%	44,109	100%
107%	47,197	125%
112%	49,402	150%

With respect to our other named executive officers, the target Adjusted EBITDA achievement levels and payout percentages under the 2017 Bonus Plan were as follows:

Target Adjusted EBITDA Achievement (%)	Target Adjusted EBITDA ($) (in thousands)	Bonus Payout (% of Target Bonus)
<95%	<41,903	0%
95%	41,903	50%
96%	42,345	60%
97%	42,786	70%
98%	43,227	80%
99%	43,668	90%
100%	44,109	100%
100-106.99%	44,109–47,192	100%-115%
>107%	47,192–53,394	115%-150%

WINGSTOP INC. 2018 PROXY STATEMENT | 41

COMPENSATION DISCUSSION AND ANALYSIS

For fiscal 2017, our Adjusted EBITDA was $44.2 million, representing approximately 100% of the target Adjusted EBITDA level under the 2017 Bonus Plan (in each case excluding bonus expense). As a result, we made bonus payments under the 2017 Bonus Plan at 100% of the target bonus amount to our named executive officers in March of 2018 as follows:

Name	2017 Earned Salary ($)	Target Bonus % of Earned Salary	2017 Bonus Payout ($)
Charles R. Morrison	628,500	100%	628,500
Michael J. Skipworth	263,893	50%	131,947
Michael F. Mravle(1)	179,038	50%	—
Lawrence D. Kruguer	300,000	50%	150,000
Stacy Peterson	342,307	50%	171,154
Flynn K. Dekker	321,154	50%	160,577

(1)	Mr. Mrvale was ineligible to receive a bonus under the 2017 Bonus Plan because he was not serving as an officer of Wingstop at the time such bonuses were paid.

For information concerning the base earnings of our named executive officers in fiscal 2017, see “Executive Compensation—Summary Compensation Table.”

Dividend Equivalency Payments and Adjustments

In the past, we have made dividend equivalency payments to our stock options holders and/or adjusted the exercise prices of our stock options in order to maintain the relative economic value of our outstanding stock option awards in connection with our declaration and payment of an extraordinary dividend.

On January 30, 2018, we declared a special cash dividend of $3.17 per share to the holders of our common stock of record as of February 9, 2018, which was paid on February 14, 2018. In connection with the payment of the special dividend, the Compensation Committee determined to (i) make a cash payment to the holders of outstanding and vested stock options awarded under the Wing Stop Holding Corporation 2010 Stock Option Plan in an amount equal to the number of outstanding options held multiplied by the per share amount of the dividend and (ii) reduce the exercise prices of the outstanding stock options granted under the Wingstop Inc. 2015 Omnibus Incentive Compensation Plan in an amount equal to the per share value of the dividend.

The following table sets forth the number of outstanding stock options that were held by our named executive officers and which were subject to the dividend equivalency cash payment:

Name	Outstanding Stock Options under 2010 Plan(1)	Cash Payment(2) ($)
Charles R. Morrison	199,825	633,445
Michael J. Skipworth	16,350	17,267
Michael F. Mravle	—	—
Lawrence D. Kruguer	—	—
Stacy Peterson	40,875	77,744
Flynn K. Dekker	32,700	51,830

(1)	For additional information concerning the outstanding stock options held by our named executive officers, see “Executive Compensation— Outstanding Equity Awards at Fiscal Year-End Table.”

(2)	Amounts represent the cash dividend equivalency payment made in respect of outstanding and vested stock options. Subject to and conditioned upon any additional amount of such stock options vesting, the holder of such stock options will receive an additional cash dividend equivalency payment at the same rate described above on the newly vested portion of such stock option.

42 | WINGSTOP INC. 2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The following table sets forth the number of outstanding stock options that were held by our named executive officers and which were subject to the dividend equivalency reduction in exercise prices:

Name	Outstanding Stock Options under 2015 Plan(1)	Original Exercise Price ($)	Adjusted Exercise Price ($)
Charles R. Morrison	—	—	—
Michael J. Skipworth	—	—	—
Michael F. Mravle	—	—	—
Lawrence D. Kruguer	42,106	16.10	12.93
Stacy Peterson	—	—	—
Flynn K. Dekker	—	—	—

(1)	For additional information concerning the outstanding stock options held by our named executive officers, see “Executive Compensation— Outstanding Equity Awards at Fiscal Year-End Table.”

Long-Term Equity Incentive Awards

We provide long-term equity incentive compensation to help align executives’, including our named executive officers’, interests with the long-term interests of our stockholders. We believe that equity awards encourage a long-term focus and decision-making that is in line with our mission and strategic goals. We also grant equity awards in order to attract, motivate, and retain executive talent.

Our Compensation Committee typically grants equity awards to new hires, in connection with promotions, as a reward for superior performance and/or for retention purposes. In addition, certain employees, including our named executive officers, receive annual equity awards.

All of our outstanding equity awards have been issued under the Wing Stop Holding Corporation 2010 Stock Option Plan (the “2010 Plan”) or the Wingstop Inc. 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”). The 2010 Plan was terminated as to future awards upon the adoption of the 2015 Plan. As of March 13, 2018, approximately 413,486 shares and 327,173 shares were eligible for issuance upon the vesting or exercise of outstanding awards under the 2010 Plan and 2015 Plan, respectively, and 1,678,637 shares remained available for grant pursuant to awards under the 2015 Plan.

Historically, the Company’s overall long-term equity incentives approach was to award service-based and performance-based stock options to the Company’s named executive officers, which was designed to focus our management on Wingstop’s long-term success by growing its stock price. In 2017 the Compensation Committee, with input from FW Cook, undertook an analysis of various types of equity award vehicles and determined to begin incentivizing Wingstop’s named executive officers with service-based and performance-based restricted stock units instead of stock options.

The Compensation Committee determined that both stock options and restricted stock units have motivational attributes for named executive officers. However, the Compensation Committee believes that there are three potential advantages to granting restricted stock units over stock options:

(i) restricted stock units are less depletive on the remaining available shares available under the Company’s long-term incentive plan because they carry a higher valuation than stock options on the date of grant and therefore less shares are required for each restricted stock unit award than would be required for an equivalent stock option award to achieve the Company’s desired equity award value for the named executive officer;

(ii) the prospect of a restricted stock unit award retaining the Company’s intended motivational attributes for the named executive officer over time can be greater than a stock option award because a restricted stock unit award does not carry an exercise price that must be exceeded for the restricted stock unit award to continue to be of value to the named executive officer; and

(iii) because the motivational aspects of a restricted stock unit over a stock option can be greater as described in clause (ii) above, that prospect can result in enhanced value to the Company for the compensation charges that will be recognized by the Company to grant restricted stock unit award versus a stock option award.

WINGSTOP INC. 2018 PROXY STATEMENT | 43

COMPENSATION DISCUSSION AND ANALYSIS

As a result, the Company currently expects that it will continue to incentivize its named executive officers with service-based and performance-based restricted stock unit awards instead of stock options in future years.

Fiscal Year 2017 Equity Grants. In fiscal 2017, the Compensation Committee considered the following factors in determining the amount, type, and value of the equity awards to be issued to our named executive officers:

•	Chief Executive Officer recommendations (except with respect to Mr. Morrison’s own equity award).

•	comparative market data provided by FW Cook;

•	existing equity holdings (including the current economic value of unvested equity awards);

•	the need to retain and motivate these executives; and

•	the dilutive effect of our long-term incentive compensation practices, including the overall impact of these equity awards and the equity awards to other employees.

The Compensation Committee believes that a substantial portion of equity awards should contain a performance-based component. For fiscal 2017, the Compensation Committee determined that two-thirds of the Chief Executive Officer’s equity awards would consist of performance-based restricted stock units and one-third would consist of service-based restricted stock units. For other named executive officers, the Compensation Committee divided equity awards equally between performance-based restricted stock units and service-based restricted stock units.

•	Performance-Based Restricted Stock Units: The performance-based restricted stock units granted to our named executive officers in 2017 vest based on the achievement of EBITDA or Adjusted EBITDA goals. For performance-based restricted stock units granted to Mr. Morrison, the performance-based restricted stock units vest between 0% and 100% of the target number of units based on the achievement of the compound annual growth rate of our EBITDA over the three-year period beginning on January 1, 2017 and ending on December 31, 2019. For performance-based restricted stock units granted to our other named executive officers, the performance-based restricted stock units vest between 0% and 100% of the target number of units based on the achievement of goals related to the percentage increase in our EBITDA year-over-year.

•	Service-Based Restricted Stock Units: The service-based restricted stock units granted to our named executive officers in 2017 vest in three equal annual installments beginning on the first anniversary of the date of grant. Each vested unit is equivalent to one share of Wingstop common stock.

After weighing these factors, the Compensation Committee determined to make the following long-term equity incentive awards to our named executive officers:

Name	Service-Based Restricted Stock Units	Performance- Based Restricted Stock Units
CharlesR. Morrison	17,563	35,125
MichaelJ. Skipworth(1)	7,595	4,948
MichaelF. Mravle(2)	7,985	7,985
LawrenceD. Kruguer	5,704	5,703
StacyPeterson	13,989	13,388
FlynnK. Dekker(3)	9,981	9,981

(1)	Mr. Skipworth was awarded additional service-based restricted stock units in connection with his appointment as our Chief Financial Officer on August 2, 2017.

(2)	Mr. Mravle resigned from the position of Chief Financial Officer effective June 23, 2017. In connection with his resignation, all of the unvested restricted stock units awarded to Mr. Mravle in 2017 were automatically forfeited.

(3)	Mr. Dekker resigned from the position of Chief Marketing Officer effective March 21, 2018. In connection with his resignation, all of the unvested restricted stock units awarded to Mr. Dekker in 2017 were automatically forfeited.

44 | WINGSTOP INC. 2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Vesting and Forfeiture. The vesting of equity awards is generally contingent on continued service and/or the satisfaction of performance criteria. However, vesting of awards is accelerated upon a termination of employment due to death, disability, or retirement, or, in the event of a change in control, if a qualifying termination occurs within six months prior or two years following a change in control. See “Executive Compensation—Potential Payments upon Termination or Change in Control” below. The Compensation Committee’s recent practice has been to provide for three-year ratable vesting of awards.

The restricted stock units and stock options granted to our named executive officers are subject to forfeiture in accordance with the terms of the grant agreements if the executive terminates employment before the award vests, the executive is terminated for cause, or the executive otherwise fails to comply with the terms of his or her award agreement.

Grant Dates of Equity Awards. The Compensation Committee has determined to generally grant equity awards to the named executive officers immediately prior to the public announcement of the Company’s fourth quarter and fiscal year results. The Compensation Committee believes that this practice allows the Compensation Committee to consider the Company’s performance in the prior fiscal year in determining the size of equity awards to be granted to our named executive officers and to make a reasonable estimate of the Company’s performance in the current fiscal year in order to determine appropriate performance goals for performance-based awards. As described above, the Compensation Committee will also grant equity awards in connection with promotions, as a reward for superior performance and/or for retention purposes.

In fiscal 2017, all of the Company’s equity awards to its named executive officers were granted on February 28, 2017, except for:

•	Mr. Morrison’s restricted stock unit awards that were granted on January 31, 2017 in connection with the Company’s January 1, 2017 effective date of a new employment agreement with Mr. Morrison; and

•	Mr. Skipworth’s restricted stock unit awards that were granted on August 1, 2017 in connection with Mr. Skipworth’s appointment as our Chief Financial Officer.

Dividend Equivalency Adjustments. As described above, we have adjusted the exercise prices of our outstanding stock options in the past in order to allow our option holders to maintain the relative economic value of their stock options upon our payment of an extraordinary dividend. For additional information, see “ —Dividend Equivalency Payments and Adjustments.”

Other Compensation Components and Benefits

Retirement Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad-based benefits that are provided to all employees, including medical, dental, group life insurance, accidental death and dismemberment insurance, long and short term disability insurance, and a 401(k) plan. Our named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The Compensation Committee in its discretion may revise, amend, or add to a named executive officer’s benefits and perquisites if it deems it advisable.

We maintain a 401(k) profit sharing plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Code so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to the applicable statutory limit. Participants who are at least 50 years old can also make “catch-up” contributions, which are limited to a certain amount above the standard statutory limit. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee, subject to participants’ ability to give investment directions by following certain procedures. We provide matching contributions under our 401(k) plan for up to 5% of eligible compensation. We match dollar for dollar on the first 3% of contributions, and then match 50 cents on the dollar for the next 2% of contributions. Our 401(k) plan also permits us to make discretionary contributions, and all of our contributions are subject to established limits and a vesting schedule.

We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans.

WINGSTOP INC. 2018 PROXY STATEMENT | 45

COMPENSATION DISCUSSION AND ANALYSIS

Perquisites and Indemnification

We do not typically provide perquisites to our named executive officers that are not available to employees generally. However, pursuant to our Bylaws, we are required to indemnify, to the fullest extent permitted by applicable law, any person who was or is made, or is threatened to be made, a party, or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is a legal representative, is or was a director or an officer of the Company, including our named executive officers.

From time to time, we may provide perquisites for recruitment or retention purposes.

Severance and Change of Control Benefits

We do not maintain any severance or change in control plans. However, under the terms of certain employment agreements, stock option agreements and restricted stock unit agreements, executive officers, including the named executive officers, are eligible to receive severance and other benefits in the case of certain termination events and in the case of a change in control. See “Executive Compensation—Potential Payments upon Termination or Change in Control” below.

Other Compensation Information

Prohibition on Hedging and Pledges

The Company’s insider trading compliance policy generally prohibits directors, executive officers, and employees from engaging in hedges in the Company’s securities. In addition, the policy prohibits certain senior officers and directors from making pledges of the Company’s securities. See “Corporate Governance—Insider Trading Compliance Policy; Prohibition on Hedges and Pledges” on page 18 for additional information.

Clawback Policy

The Company maintains a clawback policy that allows it to seek to recover incentive compensation paid to current or former executive officers in certain circumstances. See “Corporate Governance—Clawback Policy” on page 19 for additional information.

Compliance with Section 409A

Section 409A of the Code sets forth limitations on the deferral and payment of certain benefits. Generally, the

Compensation Committee intends to administer our executive compensation program and design individual compensation components, and the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Accounting Considerations

The Compensation Committee recognizes accounting implications that may impact executive compensation. For example, we record salaries and performance-based compensation in the amount paid or to be paid to the named executive officers in our financial statements. Also, U.S. generally accepted accounting principles require us to record an expense in our financial statements for equity awards, even though equity awards are not paid as cash to employees and may not vest or be earned by such employees.

Risks Related to Compensation Plans

The Company’s compensation policies and practices are designed to encourage its employees, including its executive officers, to remain focused on both the short-term and long-term goals of the Company, while at the same time discouraging employees from taking unnecessary and excessive risks that could ultimately threaten the value of the Company. The following elements of our compensation programs contribute to risk mitigation:

•	a balance between fixed components of compensation and performance-based compensation;

•	the Company’s officers are subject to the Company’s stock ownership guidelines; and

•	the Company’s officers are subject to the Company’s insider trading compliance policy and the Company’s clawback policy, which are designed to reduce the risks inherent in incentive compensation.

The Compensation Committee has reviewed the Company’s current compensation policies and practices and believes that, in light of their overall structure, the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

46 | WINGSTOP INC. 2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Tax Deductibility of Compensation

Section 162(m) of the Code provides that compensation paid to a public company’s chief executive officer and its three other highest paid executive officers at the end of the year (other than its chief financial officer) in excess of $1 million is not deductible unless certain requirements have been satisfied, such as the compensation qualifying as “performance-based compensation.” The 2015 Plan is structured to permit compliance with the requirements imposed by Section 162(m) and related regulations. Stock options granted at or above market value qualify as performance-based compensation and are deductible under Section 162(m). However, full value awards, such as restricted stock units, that vest based on time do not qualify as performance-based compensation and are not deductible under Section 162(m).

As a company that recently became public, we are generally permitted a transition period before the provisions of Section 162(m) become applicable to our compensation plans, subject to certain exceptions. As a result, our Compensation Committee has not historically considered the deductibility of awards under Section 162(m) in determining executive compensation. As part of the 2017 Tax Cuts & Jobs Act (the “Tax Reform Act”), which was signed into law on December 22, 2017, the ability to rely on the performance-based compensation exception was eliminated and the limitation on deductibility generally was expanded to include all named executive officers. As a result of the Tax Reform Act, the Company will no longer be able to deduct any compensation paid to its named executive officers in excess of $1 million for any awards made after November 2, 2017.

WINGSTOP INC. 2018 PROXY STATEMENT | 47

COMPENSATION DISCUSSION AND ANALYSIS

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (which is set forth above) with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Lynn Crump-Caine (Chair)

Michael J. Hislop

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the total compensation awarded to, earned by, or paid to the named executive officers for 2017, 2016, and 2015, calculated in accordance with SEC rules and regulations.

	Year	Salary(1) ($)	Bonus(2) ($)	Stock/Unit Awards(3) ($)		Option Awards(3) ($)		Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Charles R. Morrison(6) Chairman of the Board, Chief Executive Officer, and President	2017	628,500	—	1,500,027	(7)	—		628,500	4,057	2,761,084
	2016	500,000	—	—		—		298,712	585,955	1,384,667
	2015	442,308	240,000	—		—		243,269	13,846	939,423
Michael J. Skipworth(8) Executive Vice President and Chief Financial Officer	2017	263,893	—	369,663	(7)	—		131,947	10,800	776,303
Michael M. Mravle(9) Former Chief Financial Officer	2017	179,038	—	420,011	(7)	—		—	6,899	605,948
	2016	336,538	—	—		—		160,845	103,894	601,277
	2015	315,000	100,000	—		—		138,000	8,965	561,965
Lawrence D. Kruguer(10) Executive Vice President and Chief Operating Officer	2017	300,000	—	300,004	(7)	—		150,000	15,051	765,055
	2016	300,000	—	—		150,000	(11)	143,382	13,820	607,202
	2015	158,077	100,000	—		560,716	(11)	69,554	90,462	978,809
Stacy Peterson(12) Executive Vice President and Chief Experience Officer	2017	342,307	—	720,015	(7)	—		171,154	7,602	1,241,078
Flynn K. Dekker(13) Former Senior Vice President and Chief Marketing Officer	2017	321,154	—	525,001	(7)	—		160,577	10,800	1,017,532

(1)	Represents the amount of base salary actually earned by the named executive officer for fiscal year 2017. For additional information concerning our named executive officer base salaries, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Base Salary.”

(2)	In connection with our initial public offering, we paid Mr. Morrison and Mr. Mravle one time bonuses of $240,000 and $100,000, respectively. In 2015, Mr. Kruguer’s employment agreement entitled him to a one-time cash bonus of $100,000.

(3)	Amounts shown do not reflect compensation actually received by the named executive officers. Rather, the amounts represent the aggregate grant date fair value of awards granted to the named executive officer in 2017, 2016, and 2015, in each case computed in accordance with ASC 718, with the exception that the amount shown assumes no forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 13, “Stock-Based Compensation,” in the annual consolidated financial statements included in the Form 10-K filed with the SEC on February 23, 2018.

(4)	Amounts shown represent bonuses earned by the named executive officers based on the achievement of performance goals. Bonuses paid to the named executive officers were determined in accordance with the terms of the 2017 Bonus Plan. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance-Based Annual Cash Incentives” for additional information.

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EXECUTIVE COMPENSATION

(5)	Includes the following: company match under the 401(k) plan; relocation costs to Mr. Mravle and Mr. Kruguer per the terms of their employment agreement; insurance premiums; and a cash dividend equivalency payment made in connection with our special dividend of $2.90 per share declared on June 30, 2016:

	Year	401(k) match ($)	Relocation ($)	Dividend Equivalent Payment ($)
Charles R. Morrison(5) Chairman of the Board, Chief Executive Officer, and President	2017	4,057	—	—
	2016	15,789	—	570,166
	2015	13,846	—	—
Michael J. Skipworth Executive Vice President Chief Financial Officer	2017	10,800	—	—
Michael M. Mravle Former Chief Financial Officer	2017	6,899	—	—
	2016	9,064	—	94,830
	2015	8,965	—	—
Lawrence D. Kruguer Executive Vice President and Chief Operating Officer	2017	10,800	—	4,251
	2016	12,000	—	1,820
	2015	462	90,000	—
Stacy Peterson Executive Vice President and Chief Experience Officer	2017	7,602	—	—
Flynn K. Dekker Former Senior Vice President and Chief Marketing Officer	2017	10,800	—	—

(6)	All amounts shown reflect compensation paid to Mr. Morrison for his service as our Chief Executive Officer and President. Mr. Morrison did not receive additional compensation for his service as a director or Chairman of the Board.

(7)	Represents the aggregate grant date fair value of restricted stock units issued to the named executive officer during 2017. See “Elements of Executive Compensation—Long-Term Equity Incentive Awards—Fiscal Year 2017 Equity Grants.”

(8)	Information for 2016 and 2015 is not included because Mr. Skipworth was not a named executive officer during those years.

(9)	Mr. Mravle resigned from the Company in June 2017. The salary shown for 2017 reflects the prorated amount of base salary Mr. Mravle earned prior to his resignation.

(10)	Mr. Kruguer was appointed as our Chief Operating Officer in January 2018.

(11)	Represents the aggregate grant date fair value of stock options issued to Mr. Kruguer during 2016 or 2015, as applicable.

(12)	Information for 2016 and 2015 is not included because Ms. Peterson was not a named executive officer during those years.

(13)	Information for 2016 and 2015 is not included because Mr. Dekker was not a named executive officer during those years.

The amounts reported in the Summary Compensation Table are described more fully under “Compensation Discussion and Analysis” herein.

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Grants of Plan-Based Awards Table

The following table sets forth information regarding the plan-based awards granted to each named executive officer during the 2017 fiscal year:

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares or Units (#)	Grant Date Fair Value of Stock Awards ($) (1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charles R. Morrison	n/a	(2)	314,250	628,500	942,750	—	—	—	—	—
	1/31/2017	(3)	—	—	—	—	35,125	—	—	1,000,009
	1/31//2017	(4)	—	—	—	—	—	—	17,563	500,019
Michael J. Skipworth	n/a	(2)	65,974	131,947	197,921	—	—	—	—	—
	2/28/2017	(4)	—	—	—	—	—	—	2,647	69,616
	8/1/2017	(3)	—	—	—	—	4,948	—	—	150,023
	8/1/2017	(4)	—	—	—	—	—	—	4,948	150,023
Michael M. Mravle	n/a	(2)	—	—	—	—	—	—	—	—
	2/28/2017	(3)	—	—	—	—	7,985	—	—	210,006
	2/28/2017	(4)	—	—	—	—	—	—	7,985	210,006
Lawrence D. Kruguer	n/a	(2)	75,000	150,000	225,000	—	—	—	—	—
	2/28/2017	(3)	—	—	—	—	5,703	—	—	149,989
	2/28/2017	(4)	—	—	—	—	—	—	5,704	150,015
Stacy Peterson	n/a	(2)	85,577	171,154	256,731	—	—	—	—	—
	2/28/2017	(3)	—	—	—	—	13,388	—	—	352,104
	2/28/2017	(4)	—	—	—	—	—	—	13,989	367,911
Flynn K. Dekker	n/a	(2)	80,289	160,577	240,866	—	—	—	—	—
	2/28/2017	(3)	—	—	—	—	9,981	—	—	262,500
	2/28/2017	(4)	—	—	—	—	—	—	9,981	262,500

(1)	Amounts represent the aggregate grant date fair value of restricted stock units granted to each named executive officer in 2017 computed in accordance with ASC 718, with the exception that the amount shown assumes no forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 13, “Stock-Based Compensation,” in the annual consolidated financial statements included in the Form 10-K filed with the SEC on February 23, 2018.

(2)	Represents possible payout amounts under the 2017 Bonus Plan based on the achievement of the performance goals described above in “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance-Based Annual Cash Incentives.” Under the 2017 Bonus Plan, our Chief Executive Officer’s target bonus amount was set at 100% of base earnings, and our other named executive officers’ target bonus amounts were set at 50% of base earnings. Each named executive officer, including our Chief Executive Officer, was eligible to earn a bonus between 0% and 150% of the target bonus amount based on the Company’s achievement of performance goals. For purposes of this table, the “Threshold” column represents a 50% payout of the target bonus amount because it was the minimum amount payable under the 2017 Bonus Plan other than no award. See the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for actual amounts paid to each of the named executive officers under the 2017 Bonus Plan for the 2017 performance period.

(3)	Represents an award of performance-based restricted stock units that vest based upon the achievement of EBITDA or Adjusted EBITDA goals. For additional information, see “Elements of Executive Compensation—Long-Term Equity Incentive Awards—Fiscal Year 2017 Equity Grants.” Performance-based restricted stock units have no threshold or maximum payouts and vest either at the target level or not at all.

(4)	Represents an award of service-based restricted stock units that vest in three equal annual installments beginning on the first anniversary of the date of grant. Each vested unit is equivalent to one share of Wingstop common stock. For additional information, see “Elements of Executive Compensation—Long-Term Equity Incentive Awards—Fiscal Year 2017 Equity Grants.”

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding the outstanding equity awards held by our named executive officers as of the end of the 2017 fiscal year:

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(1)
Charles R. Morrison	8/30/2012	(2)	199,825	—	1.52	8/30/2022	—	—	—	—
	1/31/2017	(3)	—	—	—	—	—	—	35,125	1,369,173
	1/31/2017	(4)	—	—	—	—	17,563	684,606	—	—
Michael J. Skipworth	12/12/2014	(5)	2,725	13,625	6.29	12/12/2024	—	—	—	—
	2/28/2017	(4)	—	—	—	—	2,647	103,180
	8/1/2017	(3)	—	—	—	—	—	—	4,948	192,873
	8/1/2017	(4)	—	—	—	—	4,948	192,873	—	—
Michael M. Mravle(6)	—		—	—	—	—	—	—	—	—
Lawrence D. Kruguer	6/11/2015	(7)	10,526	31,580	16.10	6/11/2025	—	—	—	—
	5/18/2016	(8)	—	—	—	—	4,396	171,356	—	—
	2/28/2017	(3)	—	—	—	—	—	—	5,703	222,303
	2/28/2017	(4)	—	—	—	—	5,704	222,342	—	—
Stacy Peterson	9/20/2013	(9)	16,350	24,525	2.44	9/20/2023	—	—	—	—
	2/28/2017	(3)	—	—	—	—	—	—	13,989	545,291
	2/28/2017	(4)	—	—	—	—	13,388	521,864	—	—
Flynn K. Dekker	2/17/2014	(10)	—	32,700	3.16	2/17/2024	—	—	—	—
	2/28/2017	(3)	—	—	—	—	—	—	9,981	389,059
	2/28/2017	(4)	—	—	—	—	9,981	389,059	—	—

(1)	Amounts shown reflect the value of the underlying common stock calculated by multiplying the number of unvested restricted stock units by the closing price of our common stock on the Nasdaq on December 29, 2017, the last trading day of fiscal 2017, which was $38.98 per share.

(2)	Represents stock options representing the right to purchase an aggregate of 408,750 shares of common stock, half of which vest based on the achievement of service-based conditions and half of which based upon the achievement of performance-based conditions. Of the 204,375 service-based stock options, 25% vested on each of December 31, 2013, 2014, 2015, and 2016. Of the 204,375 performance-based stock options, 51,094 options vested upon the Company’s achievement of an annual Adjusted EBITDA target for each of the 2013, 2014, 2015, and 2016 fiscal years. The exercise price of these stock options was originally $3.80 per share. The exercise price was initially reduced to $3.03 to reflect the impact of a dividend paid to our stockholders in December 2012 and further reduced to $1.52 to reflect the impact of a second dividend paid to our stockholders in December 2013. A portion of these stock options was previously exercised.

(3)	Represents performance-based restricted stock units based upon the achievement of EBITDA or Adjusted EBITDA goals. For additional information, see “Elements of Executive Compensation—Long-Term Equity Incentive Awards—Fiscal Year 2017 Equity Grants.”

(4)	Represents an award of service-based restricted stock units that vest in three equal annual installments beginning on the first anniversary of the date of grant.

(5)

Represents stock options representing the right to purchase an aggregate of 27,250 shares of common stock, half of which vest based on the achievement of service-based conditions and half of which based upon the achievement of performance-based conditions. Of the 13,625 performance-based stock options, 20% vested upon the Company’s achievement of an annual Adjusted EBITDA target for each of the 2015 and 2016 fiscal years and 20% will vest upon the Company’s achievement of an annual Adjusted EBITDA target for each of the 2017, 2018, and 2019 fiscal

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years. Of the 13,625 service-based stock options, 20% vested on each of December 12, 2015, 2016 and 2017 and 20% will vest on each of December 12, 2018 and 2019. The exercise price of these stock options was originally $8.90 per share. The exercise price was reduced to $6.29 to reflect the impact of a dividend paid to our stockholders in March 2015 and June 2016.

(6)	Mr. Mravle resigned from the position of Chief Financial officer effective June 23, 2017. In connection with his resignation, all of Mr. Mravle’s unexercised stock options and unvested restricted stock units were automatically forfeited.

(7)	Represents stock options representing the right to purchase an aggregate of 52,632 shares of common stock, half of which vest based on the achievement of service-based conditions and half of which based upon the achievement of performance-based conditions. Of the 26,316 service-based stock options, 40% vested on June 11, 2017 and 20% will vest on each of June 11, 2018, 2019 and 2020. Of the 26,316 performance-based stock options, 40% vested upon the Company’s achievement of an annual Adjusted EBITDA target for the 2016 fiscal year and 20% will vest upon the Company’s achievement of an annual Adjusted EBITDA target for each of the 2017, 2018, and 2019 fiscal years. The exercise price of these stock options was originally $19.00 per share. The exercise price was subsequently reduced to $12.93 to reflect the impact of a dividend paid to our stockholders in June 2016 and February 2018. A portion of these stock options was previously exercised.

(8)	Represents an award of 5,862 shares of service-based restricted stock of which 1,465 shares vested on May 18, 2017, 1,465 shares will vest on May 18, 2018, 1465 shares will vest on May 18, 2019, and 1,465 shares will vest on May 18, 2020.

(9)	Represents stock options representing the right to purchase an aggregate of 81,750 shares of common stock, half of which vest based on the achievement of service-based conditions and half of which vest based upon the achievement of performance-based conditions. The 40,875 service-based stock options vest in five equal annual installments beginning on the first anniversary of the date of grant. The 40,875 performance-based stock options vest in five equal annual installments based on the Company’s satisfaction of certain performance criteria for each of the fiscal years 2014, 2015, 2016, 2017 and 2018. A portion of these stock options was previously exercised.

(10)	Represents stock options representing the right to purchase an aggregate of 81,750 shares of common stock, half of which vest based on the achievement of service-based conditions and half of which vest based upon the achievement of performance-based conditions. The 40,875 service-based stock options vest in five equal annual installments beginning on the first anniversary of the date of grant. The 40,875 performance-based stock options vest in five equal annual installments based on the Company’s satisfaction of certain performance criteria for each of the fiscal years 2014, 2015, 2016, 2017 and 2018. A portion of these stock options was previously exercised.

Option Exercises and Stock Vested Table

The following table sets forth a summary of the option exercises and vesting of restricted stock units and shares of restricted stock during fiscal 2017 for each of the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2) ($)
Charles R. Morrison	98,971	2,768,268	—	—
Michael J. Skipworth	10,100	190,116	—	—
Michael M. Mravle	65,400	1,638,728	—	—
Lawrence D. Kruguer	10,526	218,299	1,466	43,599
Stacy Peterson	18,257	494,929	—	—
Flynn K. Dekker	16,350	448,513	—	—

(1)	Amounts shown reflect the value of shares obtained upon exercise of the stock option by taking the difference between the market price of the underlying securities at exercise and the exercise price of the option.

(2)	Amounts shown reflect the value of shares obtained upon the vesting of restricted stock awards or restricted stock units by multiplying the number of vested shares of restricted stock or vested restricted stock units by the closing price of our common stock on the Nasdaq on the date of vesting.

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EXECUTIVE COMPENSATION

Pension Benefits; Nonqualified Defined Contribution; and Other Nonqualified Deferred Compensation Plans

We do not provide any pension benefits, nonqualified defined contribution, or other deferred compensation plans for our named executive officers.

Employment Agreements and Arrangements

Each of our employment agreements with our named executive officers contains a “double trigger,” both a change-in-control and a termination of employment for severance rights to be triggered. In addition, the terms of the stock options and restricted stock units granted to our named executive officers include certain vesting rights upon a change of control.

Severance Benefits under the Employment Agreements

We have agreed to pay severance benefits in the event of an executive’s termination by us without cause or, for Mr. Morrison, a termination by the executive for good reason. We also provide severance benefits in the case of death and disability.

Mr. Morrison. On December 22, 2016, the Company entered into a new employment agreement with Mr. Morrison, effective January 1, 2017. The agreement provides for severance benefits if Mr. Morrison’s employment is terminated without cause or if he resigns for good reason. In such instance, Mr. Morrison is entitled to (i) any earned but unpaid cash bonus, (ii) the continuation of base salary for 24 months following the termination of his employment, and (iii) continued participation for up to 24 months in employee welfare benefit plans which, by their terms, permit a former employee to participate, subject to his compliance with the non-disclosure of trade secrets, a confidentiality obligation, a 24 month non-compete obligation, a 24 month non-solicitation obligation, a non-disparagement obligation, and the execution of a general release of claims. If a change of control of the company occurs, there is no obligation to make severance payments in connection with such change of control unless Mr. Morrison’s employment is terminated without cause or he resigns for good reason within six months prior to or two years following such change of control.

If Mr. Morrison is terminated as a result of a permanent disability, he is entitled to (i) a prorated portion of the annual cash bonus earned for the year of termination (if any), calculated at the end of such year, and paid on the same date on which bonuses are paid to other executives of the company, (ii) any other amounts earned, accrued, or owing, but not yet paid, and (iii) continued participation in employee welfare benefit plans which, by their terms, permit a former employee to participate. In the event of his death, his estate is entitled to (i) and (ii) above as well as any other benefits to which he would be entitled in accordance with the terms of the applicable plans and programs of the company.

If we terminate Mr. Morrison’s employment for cause or he resigns other than for good reason, we will pay (i) his base salary actually earned up to the date of termination and (ii) any earned cash bonus from the previous year not yet paid.

Other Named Executive Officers. The employment agreements for our other named executive officers provide for severance benefits if the executive’s employment is terminated without cause. In such instance, the executive is entitled to the continuation of base salary for 6 or 12 months, depending on the agreement, following the termination of the executive’s employment and subject to, among other things, the executive’s execution of a general release of claims. The employment agreements do not entitle the executives to any severance payments in connection with a change of control unless their employment is terminated without cause simultaneously with such change of control.

If the executive is terminated as a result of a permanent disability, he or she is entitled to any amounts earned, accrued, or owing, but not yet paid, and continued participation in employee welfare benefit plans which, by their terms, permit a former employee to participate. In the event of the executive’s death, his or her estate is entitled to any amounts earned, accrued, or owing, but not yet paid, as well as any other benefits to which he or she would be entitled in accordance with the terms of the applicable plans and programs of the company.

If we terminate the executive’s employment for cause, or the executive resigns for any reason, we will pay the executive’s base salary actually earned up to the date of termination and any cash bonus earned in the previous year that has not yet been paid.

Accelerated Vesting under Equity Award Agreements

The stock options granted to the named executive officers under the 2010 Plan and 2015 Plan include provisions that accelerate vesting in certain circumstances, including upon a change of control (as defined in the 2010 Plan and the 2015 Plan).

54 | WINGSTOP INC. 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

In general, the service-based stock options held by our named executive officers are automatically forfeited upon a change of control. With respect to performance-based stock options held by our named executive officers, if (i) a change of control occurs prior to a specified date in the applicable form of award, (ii) we met or exceeded the Adjusted EBITDA target for the year prior to the year in which the change of control occurs, and (iii) the Board determines that we were on track to meet or exceed the Adjusted EBITDA target for the year in which the change of control occurs, then any unvested options that were eligible to vest prior to the change of control but did not will vest.

In addition, if (i) a change of control occurs prior to a specified date in the applicable form of award, (ii) during the year preceding the change of control, we achieved the Adjusted EBITDA target for a year following the year of the change of control, and (iii) the Board determines that we are on track to achieve the Adjusted EBITDA target for such subsequent year in the year that the change of control occurs, then the unvested options allocated to the year in which the change of control occurs and any subsequent year for which we met such Adjusted EBITDA target will vest.

The unvested service-based and performance-based restricted stock units held by our named executive officers will vest following a change in control if, within six months prior or two years following such change in control, the named executive officer is terminated without cause by the Company (or its successor) or the named executive officer terminates his or her employment for good reason.

In the case of termination as a result of death or disability, the employment of our named executive officers will be deemed to have been terminated on the last day of the year in which the death or disability occurs, and that year will count toward the applicable vesting schedule, subject, in the case of performance-based awards, to the achievement of the applicable performance targets.

WINGSTOP INC. 2018 PROXY STATEMENT | 55

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

The following table shows potential payments to our named executive officers that were employed by us as of December 29, 2017 for various scenarios involving a death, disability, change in control, termination without cause or termination for good reason, using, where applicable, the closing price of our common stock of $38.98 as reported on the Nasdaq as of December 29, 2017, the last trading day of fiscal 2017, and assuming that the applicable triggering event occurred on December 29, 2017.

Name	Benefit	Death ($)	Disability ($)	Change in Control(1) ($)	Termination Without Cause ($)	Termination by NEO for Good Reason ($)
Charles R. Morrison	Salary continuation (24 months)	—	—	1,257,000	1,257,000	1,257,000
	2017 Bonus Plan bonus(2)(3)	—	—	628,500	628,500	628,500
	Continuation of health benefits	—	—	26,276	26,276	26,276
	Vesting of equity awards	—	—	2,053,778	—	—
	Total	—	—	3,965,554	1,911,776	1,911,776
Michael J. Skipworth	Salary continuation (12 months)	—	—	300,000	300,000	300,000
	2017 Bonus Plan bonus(2)	—	—	—	—	—
	Continuation of health benefits	—	—	—	—	—
	Vesting of equity awards	—	—	934,327	—	—
	Total	—	—	1,234,327	300,000	300,000
Lawrence D. Kruguer	Salary continuation (12 months)	—	—	300,000	300,000	300,000
	2017 Bonus Plan bonus(2)	—	—	—	—	—
	Continuation of health benefits	—	—	—	—	—
	Vesting of equity awards	—	—	1,338,551	—	—
	Total	—	—	1,638,551	300,000	300,000
Stacy Peterson	Salary continuation (6 months)	—	—	175,000	175,000	175,000
	2017 Bonus Plan bonus(2)	—	—	—	—	—
	Continuation of health benefits	—	—	—	—	—
	Vesting of equity awards	—	—	1,963,299	—	—
	Total	—	—	2,138,299	175,000	175,000
Flynn K. Dekker	Salary continuation (6 months)	—	—	162,500	162,500	162,500
	2017 Bonus Plan bonus(2)	—	—	—	—	—
	Continuation of health benefits	—	—	—	—	—
	Vesting of equity awards	—	—	1,949,433	—	—
	Total	—	—	2,111,933	162,500	162,500

(1)	Assumes that, in connection with the change of control, the named executive officer’s employment is terminated without cause or for good reason within six months prior to, or two years following, the applicable change of control.

(2)	Under Mr. Morrison’s employment agreement, Mr. Morrison is entitled to any earned but unpaid portion of his bonus in the event of termination without cause or for good reason, including a termination without cause or for good reason occurring within six months prior to, or two years following, a change of control. The payment of bonuses to our other named executive officers in these events is governed by the 2017 Bonus Plan. Under the 2017 Bonus Plan, participants must be employed at the time applicable bonuses are paid to receive an annual bonus. Because the Compensation Committee did not approve the 2017 bonuses until February 2018, the named executive officer would not be employed when the bonuses were paid and therefore would not be eligible to receive a bonus. However, if the named executive officer becomes disabled, or is granted leave of absence during the 2017 fiscal year, the Company may, but is not obligated to, pay a prorated bonus on a case-by-case basis at the discretion of the Compensation Committee. See the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for actual amounts paid to each of the named executive officers under the 2017 Bonus Plan for the 2017 performance period.

56 | WINGSTOP INC. 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

(3)	Represents the amount of bonus Mr. Morrison would have been entitled to under the 2017 Bonus Plan based on the Company’s actual performance during the 2017 performance period, which is the same bonus amount actually paid to Mr. Morrison for 2017 and reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

Mr. Mravle resigned from the position of Chief Financial Officer effective June 23, 2017 and was not entitled to any payments in connection with such resignation. Mr. Dekker resigned from the position of Chief Marketing Officer effective March 21, 2018 and in connection with his resignation we entered into a customary termination and severance agreement with Mr. Dekker, as well as a customary consulting agreement pursuant to which Mr. Dekker agreed to provide us with certain consulting services for a limited transition period while we search for a permanent replacement.

Equity Compensation Plan Table

The following table includes information regarding securities authorized for issuance under our equity compensation plans as of December 30, 2017:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—		—	—
Equity compensation plans not approved by security holders	529,000	(1)	$5.45	2,328,000

(1)	Includes performance-based restricted stock units that vest based upon the achievement of EBITDA or Adjusted EBITDA goals. For additional information, see “Elements of Executive Compensation—Long-Term Equity Incentive Awards—Fiscal Year 2017 Equity Grants.” The amount reported in “Weighted-average exercise price of outstanding options, warrants and rights” does not take into account performance-based restricted stock units because they have no exercise price.

CEO Pay Ratio

We believe executive pay must be internally consistent and equitable to motivate our employees to create stockholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay our executive officers receive and the pay our non-managerial employees receive. The Compensation Committee reviewed a comparison of Chief Executive Officer pay (base salary and incentive pay) to the pay of all our employees in 2017. The compensation for our Chief Executive Officer in 2017 was approximately 132 times the median pay of our employees, as shown below:

	Year	Salary ($)	Bonus ($)	Stock/Unit Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Charles R. Morrison Chairman of the Board, Chief Executive Officer and President (1)	2017	628,500	—	1,500,027	628,500	4,057	2,761,084
Median Employee	2017	20,976	—	—	—	—	20,976

CEO Pay to Median Employee Pay Ratio: 132:1

(1)	For additional information concerning Mr. Morrison’s compensation, see “Executive Compensation—Summary Compensation Table.”

WINGSTOP INC. 2018 PROXY STATEMENT | 57

EXECUTIVE COMPENSATION

We identified the median employee by examining the 2017 total compensation (including equity compensation) for all individuals, excluding our Chief Executive Officer, who were employed by us on December 30, 2017, the last day of our fiscal year. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to total compensation, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2017. We believe the use of total compensation for all employees is a consistently applied compensation measure because it takes into account every potential form of compensation that the Company offers to its employees. Although most employees, including the median employee, are not eligible to receive equity compensation, we have nevertheless calculated the pay ratio to include our Chief Executive Officer’s equity awards to provide a more complete view of our compensation practices.

After identifying the median employee based on total compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the “Summary Compensation Table” on beginning on page 49.

58 | WINGSTOP INC. 2018 PROXY STATEMENT

NEXT ANNUAL MEETING— STOCKHOLDER PROPOSALS

Rule 14a-8 Proposals for Our 2018 Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, a stockholder proposal submitted for inclusion in our proxy statement for the 2019 Annual Meeting must be received by November 22, 2018. However, pursuant to such rule, if the 2019 Annual Meeting is held on a date that is before April 2, 2019 or after June 1, 2019, then a stockholder proposal submitted for inclusion in our proxy statement for the 2019 Annual Meeting must be received by us a reasonable time before we begin to print and mail our proxy statement for the 2019 Annual Meeting.

Stockholder Proposals of Business

Under our Bylaws, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors, the procedures for which are described below) at an annual meeting outside the processes of Rule 14a-8 if the stockholder (i) is a stockholder of record at the time of giving notice of such proposal, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in our Bylaws.

Our Bylaws provide that the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our Bylaws, our Corporate Secretary must receive advance notice of a proposal for business at the 2019 Annual Meeting between January 2, 2019 and February 1, 2019; provided, however, if and only if the 2019 Annual Meeting is not scheduled to be held between April 2, 2019 and July 11, 2019, such stockholder’s notice must be delivered to our Corporate Secretary not earlier than 120 days prior to the date of the 2019 Annual Meeting and not later than the later of (A) the tenth day following the day of the public announcement of the date of the 2019 Annual Meeting or (B) the date which is 90 days prior to the date of the 2019 Annual Meeting. The advance notice of the proposal must contain certain information specified in our Bylaws, including information concerning the proposal and the stockholder proponent. The foregoing description is only a summary of the requirements of our Bylaws. Stockholders intending to submit a proposal of business at the 2019 Annual Meeting outside the processes of Rule 14a-8 must comply with the provisions specified in our Bylaws, which were filed with the SEC as an exhibit to our Form 10-K filed on February  23, 2018.

Stockholder Nominations of Directors

Stockholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee by complying with the eligibility, advance notice, and other provisions of our Bylaws, which are the same as the procedures for stockholder submissions for proposals of business described above. The advance notice of the nomination must contain certain information specified in our Bylaws, including information concerning the nominee and the stockholder proponent, and the stockholder must update and supplement that information as of, and within ten days of, the record date for the 2019 Annual Meeting. The foregoing description is only a summary of the requirements of our Bylaws. Stockholders intending to submit a nomination for the 2019 Annual Meeting must comply with the provisions specified in our Bylaws, which were filed with the SEC as an exhibit to our Form 10-K filed on February 23, 2018.

Contact Information

Stockholder proposals or nominations should be sent to:

Wingstop Inc.

5501 LBJ Freeway, 5th Floor

Dallas, Texas 75240

Attention: Corporate Secretary

WINGSTOP INC. 2018 PROXY STATEMENT | 59

OTHER MATTERS

Other Business

We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

By order of the Board of Directors,
Darryl R. Marsch
Senior Vice President, General Counsel & Secretary

60 | WINGSTOP INC. 2018 PROXY STATEMENT

ANNUAL MEETING OF WINGSTOP INC.

Date:	May 2, 2018
Time:	10:00 A.M. (Central Time)
Place:	Wingstop Inc., 5501 LBJ Freeway, 4th Floor Dallas, Texas 75240

Please make your marks like this:  ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR all Nominees listed in proposal 1, FOR proposals 2 and 3, and 1 YEAR for proposal 4.

1:	Election of Directors	For		Withhold		Directors Recommend
	01 Kilandigalu M. Madati	☐		☐		For
	02 Charles R. Morrison	☐		☐		For
		For	Against	Abstain
2:	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2018.	☐	☐	☐		For

3:	Approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐		For
		1 year	2 years	3 years	Abstain

4:	Approve, on an advisory basis, the frequency of future advisory votes on named executive officer compensation.	☐	☐	☐	☐	1 Year

5:	Consider and act upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
	To attend the meeting and vote your shares in person, please mark this box.			☐

Authorized Signatures - This section must be

completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Wingstop Inc.

to be held on Wednesday, May 2, 2018

for Holders as of March 13, 2018

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE 866-243-5450

Go To
www.proxypush.com/WING • Cast your vote online. • View Meeting Documents.	OR	• • •	Use any touch-tone telephone. Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
MAIL

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Charles R. Morrison and Michael J. Skipworth, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Wingstop Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSALS IN ITEMS 2 AND 3, AND FOR 1 YEAR FOR THE PROPOSAL IN ITEM 4.

All votes must be received by 5:00 P.M., Eastern Time, May 1, 2018.

PROXY TABULATOR FOR WINGSTOP INC. P.O. BOX 8016
CARY, NC 27512-9903

EVENT # CLIENT #

Proxy — Wingstop Inc.

Annual Meeting of Stockholders

May 2, 2018 10:00 A.M. (Central Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Charles R. Morrison and Michael J.Skipworth, each with full power of substitution, to vote the shares of common stock of Wingstop Inc., a Delaware corporation (the ”Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders on Wednesday, May 2, 2018 at 10:00 a.m. Central Time at the offices of Wingstop Inc., 5501 LBJ Freeway, 4th Floor, Dallas, Texas 75240 and any and all adjournment thereof, as set forth below.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Item 1, FOR the proposals in Items 2 and 3, and for 1 YEAR for the proposal in Item 4.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)